UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Ranpak Holdings Corp.
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April 12, 2022

Dear Fellow Stockholders:

We accomplished a lot in 2021 – not only in our financial results, but also in advancing key initiatives for Ranpak’s long-term success. 2021 was a year of investing in our business for the long term, including big investments in our technical infrastructure, talent, and facilities. I am proud of how we are balancing our focus on strong near-term performance, as well as investments in the business for the long term.

I also want to share that we will soon release our 2021 ESG Impact Report that highlights our continuing commitment to deliver a better world. We are excited for the opportunity to share our progress and demonstrate our leadership in the very important area of ESG.

Finally, I want to cordially invite you to attend the 2022 Annual Meeting of Stockholders of Ranpak Holdings Corp. at www.virtualshareholdermeeting.com/PACK2022 on May 25, 2022 at 10:00 a.m. Eastern time. The meeting will be held virtually, via live webcast.

        The matters expected to be acted upon at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement.

 Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or by completing and returning your proxy card in the postage-prepaid envelope so that your shares are represented. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you attend. Returning the proxy does not deprive you of your right to attend the virtual Annual Meeting and to vote your shares then. We will begin mailing the Notice of Internet Availability to our stockholders of record as of March 30, 2022 (the “Record Date”) for the first time on or about April 12, 2022.

Sincerely,

Omar M. Asali

Chairman of the Board of the Directors and

Chief Executive Officer

Ranpak Holdings Corp.

7990 Auburn Road

CONCORD TOWNSHIP, OH 44077

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 25, 2022

To the Stockholders of Ranpak Holdings Corp.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Ranpak Holdings Corp., a Delaware corporation (the “Company”), will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/PACK2022 on May 25, 2022, at 10:00 a.m. Eastern time for the following purposes:

1.	to elect the four directors named in the Proxy Statement as Class III directors of Ranpak Holdings Corp., each to serve for three years and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal;

2.	to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

3.	to approve a non-binding advisory resolution approving the compensation of the named executive officers; and

4.	to provide a non-binding advisory resolution on the frequency of future advisory votes on the compensation of our named executive officers.

The Company will also transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders who owned common stock of the Company at the close of business on March 30, 2022 (the “Record Date”) can vote at this meeting or any adjournments that take place.

The Board of Directors recommends that you vote:

Proposal No. 1: FOR the election of the four director nominees;

Proposal No. 2: FOR the ratification of the appointment of Deloitte & Touche LLP, as the independent registered public accounting firm;

Proposal No. 3: FOR the approval of the non-binding advisory resolution to approve the compensation of our named executive officers; and

Proposal No. 4: FOR “Every Year” as to the frequency of future advisory votes on the compensation of our named executive officers.

2022 Virtual Annual Stockholder Meeting

The Board of Directors has determined to hold a virtual annual meeting in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost. We believe this is the right choice for Ranpak currently, as it enables engagement with our stockholders, regardless of size, resources, or physical location while safeguarding the health of our stockholders, Board and management. We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/PACK2022 at the meeting date and time. The meeting webcast will begin promptly at 10 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m., Eastern Time, and you should allow ample time for the check-in procedures. If you experience technical difficulties during the check-in process or during the meeting, please consult the information regarding technical assistance available at www.virtualshareholdermeeting.com/PACK2022 for assistance.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL MEETING ONLINE, WE ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED December 31, 2021, AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE USING ONE OF THE THREE CONVENIENT VOTING METHODS DESCRIBED IN “INFORMATION ABOUT THE PROXY PROCESS AND VOTING” IN THE PROXY STATEMENT. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR NOTICE OF INTERNET AVAILABILITY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND SUBMITTED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

Notice and Access

The Notice of Annual Meeting of Stockholders to be held on May 25, 2022, the accompanying Proxy Statement and the Company’s 2021 Annual Report on Form 10-K are available, free of charge, at proxyvote.com.

The Notice contains instructions on how to access our proxy materials and vote over the internet at www.proxyvote.com and how stockholders can receive a paper copy of our proxy materials, including the accompanying Proxy Statement, a proxy card or voting instruction card and our 2021 Annual Report on Form 10-K. Stockholders can also request to receive future proxy materials in printed form by mail or electronically by email by contacting Investor Relations Department at ir@ranpak.com, at 440-354-4445 or at 7990 Auburn Road, Concord Township, OH 44077.

By Order of the Board of Directors

Sara A. Horvath
Vice President, General Counsel & Secretary

April 12, 2022

table of contents

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Ranpak Holdings Corp.
7990 Auburn Road
CONCORD TOWNSHIP, OH 44077

PROXY STATEMENT

FOR THE 2022 Annual Meeting OF STOCKHOLDERS
May 25, 2022

We have made available our proxy materials because the Board of Directors (the “Board”) of Ranpak Holdings Corp. (referred to herein as the “Company,” “Ranpak,” “we,” “us” or “our”) is soliciting your proxy to vote at our 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 25, 2022, at 10:00 a.m. Eastern time, at www.virtualshareholdermeeting.com/PACK2022.

•	This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.

•	The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our Annual Meeting materials, which include this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Form 10-K”), over the internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of March 30, 2022 (the “Record Date”) for the first time on or about April 12, 2022. The Notice of Internet Availability will contain instructions on how to access and review the Annual Meeting materials and will also contain instructions on how to request a printed copy of the Annual Meeting materials. Additionally, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the Form 10-K so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. The Form 10-K (and the 2022 Proxy Statement) are available, free of charge, at proxyvote.com and are also available on our website at ir.ranpak.com.

Proposal No. 1
Election of Directors

The Company’s Board is presently composed of ten members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term. Class I directors are Michael Gliedman, Steve Kovach and Alicia Tranen; Class II directors are Thomas Corley, Michael Jones and Robert King; and Class III directors are Omar Asali, Pamela El, Salil Seshadri and Kurt Zumwalt. On April 8, 2022, Mr. Kovach notified the Company of his intention to retire from the Company’s Board, effective June 30, 2022.

Class III directors standing for re-election at the Annual Meeting are Omar Asali, Pamela El, Salil Seshadri and Kurt Zumwalt. Class I and Class II directors will stand for election at the 2023 and 2024 annual meetings of stockholders, respectively.

Each of the nominees for election as Class III directors is currently a director. If elected at the Annual Meeting, each of the nominees for election as Class III directors would serve for three years and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. If any nominee is unable or unwilling to be a candidate for election, the Board may appoint another nominee or reduce the size of the Board.

The following table sets forth information for the nominees who are currently standing for election:

Name	Age	Director Since
Omar Asali	51	2019
Pamela El (1)	64	2020
Salil Seshadri (2)	45	2019
Kurt Zumwalt (3)	53	2020

(1)	Member of Nominating, Environmental, Social & Governance Committee

(2)	Chair of the Compensation Committee and member of Nominating, Environmental, Social & Governance Committee

(3)	Member of Audit Committee and Nominating, Environmental, Social & Governance Committee

Set forth below is biographical information for the nominees. The following includes certain information regarding the nominees’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as a director. See page 10 for the biographical information for the other directors not standing for election.

Omar M. Asali, 51, has served as our Chief Executive Officer since August 2019 and Chairman of our board of directors since June 2019. He has also served as the Chairman and Chief Executive Officer of One Madison Group, a permanent capital investment vehicle, since July 2017. Mr. Asali served as President and Chief Executive Officer of HRG from 2015 until 2017, and as President of HRG since 2011. Mr. Asali also served as a director of HRG from 2011 to 2017. Mr. Asali was responsible for overseeing the day-to-day activities of HRG, including M&A activity and overall business strategy. Mr. Asali was also the Vice Chairman of Spectrum Brands and a member of the board of directors of FGL, Front Street Re Cayman Ltd. and NZCH Corporation (formerly, Zap.Com Corporation), each a subsidiary of HRG. Prior to becoming President of HRG, Mr. Asali was a Managing Director and Head of Global Strategy of Harbinger Capital. Prior to that, Mr. Asali was the cohead of Goldman Sachs HFS where he helped manage approximately $25 billion of capital allocated to external managers. Mr. Asali also served as co-chair of the Investment Committee at Goldman Sachs HFS. Before joining Goldman Sachs HFS in 2003, Mr. Asali worked in Goldman Sachs’ Investment Banking Division, providing M&A and strategic advisory services to clients in the High Technology Group. Mr. Asali previously worked at Capital Guidance, a boutique private equity firm. Mr. Asali began his career working for a public accounting firm. Mr. Asali received an M.B.A. from Columbia Business School and a B.S. in Accounting from Virginia Tech. Mr. Asali also currently serves as a director at Pickle Robots, Carbone Fine Food and Virginia Tech Foundation Board.

Mr. Asali’s qualifications to serve on our board of directors include: his substantial experience in mergers and acquisitions, corporate finance and strategic business planning; his track record at HRG and in advising and managing multi-national companies; and his experience serving as a director for various public and private companies.

Pamela El, 64, has served as a director since November 2020. She is the founder of Pam El Consulting which she founded in 2019 and in which position she currently serves. Previously, from 2014 to 2018, Ms. El was EVP and

CMO at the National Basketball Association, where she was responsible for global marketing for the NBA, WNBA, and NBA G League. Prior to her tenure at the NBA, from 2013 to 2014, Ms. El was SVP of Marketing for Nationwide Insurance and from 2002 to 2013, Marketing Vice President of State Farm Insurance, where she led sales and marketing strategy for the U.S. and Canada. She earned a B.S. in Mass Communications from Virginia Commonwealth University and was recently inducted into the VCU Communications Hall of Fame, and serves on the boards of Virginia Commonwealth University, Virginia Commonwealth Health System and the national board of WISE (Women in Sports & Events).

Ms. El’s qualifications to serve on our board of directors include: her extensive corporate leadership experience and marketing experience.

Salil Seshadri, 45, has been a member of our board of directors since June 2019. Mr. Seshadri is the Chief Investment Officer and founding partner of JS Capital Management LLC, a private investment firm that he started with Jonathan Soros in January 2012. JS Capital invests across public and private markets with an emphasis on owning a handful of high quality, durable, operating businesses. Prior to joining JS Capital, Mr. Seshadri was a senior member of the investment team of Soros Fund Management, where he served from 2009 to 2011, with a focus on fundamentally oriented investments. Prior to joining Soros Fund Management, Mr. Seshadri was employed for nearly a decade by Goldman Sachs Group, Inc. At Goldman Sachs, Mr. Seshadri served as Vice President in Goldman Sachs’ Hedge Fund Strategies group from 2002 to 2008. Currently, Mr. Seshadri serves as a Board member or Observer for private companies such as WheelsEye, Anello Photonics and Carbone Fine Foods. He also serves on the Investment Committee for the Ethical Culture Fieldston School in New York City. Mr. Seshadri received a B.A. in Economics, with a concentration in Psychology from Columbia University.

Mr. Seshadri’s qualifications to serve on our board of directors include: his strong business and financial acumen, including the ability to read operational financials and balance sheets; his extensive experience as an investor in public and private companies of all sizes across multiple industries; his background evaluating the financial performance of both public and private companies; and his experience as a director and/or a significant stockholder in numerous companies.

Kurt Zumwalt, 53, has been a member of our board of directors since March 2020. Mr. Zumwalt served as Treasurer of Amazon.com from 2014 to August 2019, where he led global cash and portfolio management, debt financing, foreign exchange, risk management and treasury-related technology infrastructure.  Prior to joining Amazon.com as assistant treasurer in 2004, he served in various financial and treasury roles at PACCAR, ProBusiness Services, Wind River Systems and Intel Corporation. While Treasurer at Amazon, Mr. Zumwalt was a member of the SEC Filing Disclosure and Enterprise Risk Management Committees as well as on the board of directors of over 100 Amazon Subsidiaries. He currently serves on the board of directors of Omeros Corporation, the United States Tennis Association (USTA) and the USTA Foundation.  Mr. Zumwalt received an M.B.A. from the Foster School of Business at the University of Washington and a B.A. from the University of Pennsylvania.

Mr. Zumwalt’s qualifications to serve on our board of directors include: his strong business and financial acumen, including expertise in accounting standards and with financial statements.

THE BOARD RECOMMENDS A VOTE
FOR THE ELECTION OF EACH OF THE ABOVE-NAMED CLASS III NOMINEES.

Corporate Governance and ESG Matters

At Ranpak, sustainability is at the center of our enterprise strategy. From our beginning nearly 50 years ago, our business has been built around providing our customers and end-users with effective and more sustainable alternatives to meet their secondary packaging needs. We believe that the manufacture, sale, and use of our packaging solutions directly contribute to the creation of a more sustainable – and more circular – global supply chain. We help our customers and end-users meet their own ESG goals. At the same time, Ranpak is on its own ESG journey as a company. In our third year as a public company, we are still building our ESG analysis and reporting infrastructure. While we have made substantial progress on ESG matters since becoming a public company – we have identified ESG metrics that are material to our business; we collect and analyze significant ESG-related data relating to our internal operations; we have set long-term corporate-level ESG targets; we have assigned oversight of our ESG performance to a committee of our Board; and, in 2022, we will publish our third ESG Impact Report – we acknowledge that we have more to do. Moreover, we are committed to becoming a leader in ESG reporting and performance and continuing our leadership in facilitating the emergence of a more sustainable supply chain.

Board Composition and Director Nominees

Our business and affairs are managed under the direction of our Board. Our Board is currently composed of ten directors. The number of directors is fixed by our Board, subject to the terms of our certificate of incorporation and our bylaws.

Our certificate of incorporation and our bylaws provide for a classified Board consisting of three classes of directors, each serving staggered three-year terms as follows:

•	Our Class I directors are Messrs. Gliedman and Kovach and Ms. Tranen, with terms expiring at the 2023 annual meeting. On April 8, 2022, Mr. Kovach notified the Company of his intention to retire from the Company’s Board, effective June 30, 2022.

•	Our Class II directors are Messrs. Corley, Jones and King, with terms expiring at the 2024 annual meeting.

•	Our Class III directors are Messrs. Asali, Seshadri and Zumwalt and Ms. El, and they are nominated for re-election at the Annual Meeting.

At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Except as otherwise provided by law and subject to the rights of any class or series of preferred stock, vacancies on our Board (including a vacancy created by an increase in the size of the Board) may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (other than a vacancy created by an increase in the size of the Board) serves for the unexpired term of such director’s predecessor in office and until such director’s successor is elected and qualified. A director appointed to fill a position resulting from an increase in the size of the Board serves until the next annual meeting of stockholders at which the class of directors to which such director is assigned by the Board is to be elected by stockholders and until such director’s successor is elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

In making recommendations to the Company’s Board of nominees to serve as directors, the Nominating, Environmental, Social & Governance Committee will examine each director nominee on a case-by-case basis regardless of who recommended the nominee (including with respect to stockholder recommendations) and will take into account all factors it considers appropriate, including enhanced independence, financial literacy and financial expertise. In evaluating Director nominees, the Board with assistance of the Nominating, Environmental, Social & Governance Committee, evaluates a nominee’s qualities, performance and professional responsibilities, but also the then composition of the Board and the challenges and needs of the Board at that time, including issues of judgment, diversity (including gender or ethnic diversity), age, skills, background and experience. The Nominating, Environmental, Social & Governance Committee does not have a specific director diversity policy, but in practice considers diversity, including age, gender identity, race, sexual orientation, physical ability, ethnicity and perspective, in evaluating candidates for Board membership.

In addition, two of our anchor investors each have the right to designate one observer to our Board.

Independence of the Board of Directors

Our Board is currently composed of ten directors, six of whom qualify as independent within the meaning of the independent director guidelines of the New York Stock Exchange (“NYSE”).

Consistent with our Corporate Governance Guidelines and charter of our Nominating, Environmental, Social & Governance Committee, our Board of Directors has made an affirmative determination as to the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, and as a result of this review, and upon the review and recommendation of the Nominating, Environmental, Social & Governance Committee, our Board of Directors has determined that each of Messrs. Corley, King, Seshadri and Zumwalt and Mses. El and Tranen are independent, as defined in the rules of the NYSE.

Board Leadership Structure

Mr. Asali serves as both our Chief Executive Officer and the Chairman of the Board of Directors. The Board of Directors meets in executive session amongst non-management directors at each regularly scheduled quarterly Board meeting, which are presided over by an independent director. We also have fully independent Audit, Nominating, Environmental, Social & Governance, and Compensation committees along with governance practices that promote independent leadership and oversight.

The Board of Directors believes that the foregoing structure achieves an appropriate balance between the effective development of key strategic and operational objectives by the CEO and Chair, and independent oversight of management’s execution of such objectives.

Board Diversity and Attributes

Our Board believes diversity is important and seeks representation across a range of attributes, including gender, race, ethnicity, and professional experience, and regularly assesses our Board’s diversity when identifying and evaluating director candidates. As of December 31, 2021, our Board of Directors consisted of the following:

Committees of the Board of Directors

Our Board has three fully independent standing committees: the Audit Committee, the Compensation Committee and the Nominating, Environmental, Social & Governance Committee. Each of the committees reports to the Board as they deem appropriate and as the Board may request.

Audit Committee

Our Audit Committee is currently composed of Messrs. King and Zumwalt and Ms. Tranen, with Mr. King serving as the chair of the committee. Our Board has determined that each member of the Audit Committee meet the independence requirements and the financial literacy requirements under the applicable rules and regulations of the SEC and the applicable listing standards of the NYSE. Our Board has determined that all members qualify as “Audit Committee financial experts” as defined under SEC rules.

Our Audit Committee oversees our corporate accounting and financial reporting process. The Audit Committee is also responsible for preparing the audit committee report that SEC rules require to be included in this Proxy Statement. The Audit Committee charter details the principal responsibilities of the Audit Committee, including assisting the Board in its oversight of:

•	the integrity of the Company’s financial statements and internal controls;

•	the qualifications, independence and performance of the Company’s independent auditor;

•	the design and implementation of the internal audit function; and

•	the Company’s compliance with legal and regulatory requirements.

Compensation Committee

Our Compensation Committee is composed of Messrs. Seshadri and King and Ms. Tranen, with Mr. Seshadri serving as the chair of the committee. Our Board has determined that each of Messrs. Seshadri and King and Ms. Tranen qualify as independent under the applicable rules of the NYSE, and each are “non-employee directors” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The Compensation Committee charter details the principal responsibilities of the Compensation Committee, including:

•	reviewing and approving compensation (including equity-based compensation) for the Company’s directors;

•	reviewing and approving the compensation of our CEO and each of the Company’s senior executive officers, including: (i) identifying, reviewing and approving corporate goals and objectives relevant to executive officer compensation; and (ii) evaluating each executive officer’s performance in light of such goals and objectives to determine such compensation;

•	reviewing the Company’s management succession planning in consultation with our CEO;

•	reviewing and evaluating the Company’s executive compensation and benefits plans generally; and

•	reviewing and assessing the risks arising from the Company’s employee compensation policies and practices.

The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC. The Compensation Committee may delegate to one or more officers of the Company the authority to make grants and awards or options to any non-Section 16 officer of the Company under such of the Company’s incentive-compensation or other equity-based plans as the Committee deems appropriate and in accordance with the terms of such plans.

Nominating, Environmental, Social & Governance Committee

Our Nominating, Environmental, Social & Governance Committee is currently composed of Messrs. Corley, Seshadri and Zumwalt and Ms. El. Each of Messrs. Corley, Seshadri and Zumwalt and Ms. El is an independent director under the applicable rules of the NYSE relating to Nominating, Environmental, Social & Governance Committee independence.

The Nominating, Environmental, Social & Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the Board. The Nominating, Environmental, Social & Governance Committee charter details the principal responsibilities of the Nominating, Environmental, Social & Governance Committee, including:

•	reviewing and evaluating the size, composition, function and duties of the Board consistent with its needs;

•	recommending criteria for the selection of candidates to the Board and its committees, and identifying individuals qualified to become Board members consistent with such criteria, including the consideration of nominees submitted by stockholders;

•	recommending to the Board director nominees for election;

•	recommending directors for appointment to Board committees;

•	making recommendations to the Board as to determinations of director independence;

•	overseeing the evaluation of the Board;

•	overseeing the Company’s corporate social responsibility program, including its ESG initiatives and related risks; and

•	developing and recommending to the Board the Corporate Governance Guidelines and Code of Business Conduct and Ethics for the Company and overseeing compliance with such Guidelines and Code.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code”) applicable to our directors, officers and employees that complies with the rules and requirements of the NYSE. The Company intends to disclose any amendments to or waivers of certain provisions of the Code on its website at ir.ranpak.com within the time period required by the SEC and the NYSE.

Copies of our Code, along with our Corporate Governance Guidelines and the charter of each of our Audit, Compensation and Nominating, Environmental, Social & Governance Committees are available on our website at ir.ranpak.com. Information on or accessible through our website is not part of, or incorporated by reference into, this Proxy Statement. In addition, a copy of the Code will be provided without charge upon request.

Hedging and Pledging Policy

Our Insider Trading Policy covers hedging and pledging. Employees and directors are prohibited from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities. We prohibit employees and directors from pledging Company securities in any circumstance, and from holding Company securities on margin or holding Company securities in a margin account.

Meetings and Attendance

Our Board met five times during 2021. The Audit Committee met six times, the Compensation Committee met four times and the Nominating, Environmental, Social & Governance Committee met two times. During 2021, each

Board member attended at least 75% of the meetings of the Board and of the committees of the Board on which he or she served. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory. Nine out of the ten directors then in service attended the 2021 annual stockholders meeting.

Stockholder Communications with the Board

Should stockholders or other interested parties wish to communicate with the Board, non-management or independent directors as a group or any specified individual directors, such correspondence should be sent to the attention of Sara Horvath, Secretary at Ranpak, 7990 Auburn Road, Concord Township, Ohio 44077. The Secretary will forward correspondence relating to the Board’s duties or responsibilities to the specified recipient. Correspondence that is unrelated to a director’s duties will be handled at the Secretary’s discretion. Stockholders may also submit recommendations of director candidates by following the same procedures.

Role of the Board in Risk Oversight

The Board oversees our risk management. The Board of Directors, directly and through audit committees carries out this oversight role by reviewing the Company’s policies and practices with respect to risk assessment and risk management, and by discussing with management the risks inherent in the operation of our business.

ESG Reporting

To highlight our commitment to ESG practices, we publish an annual ESG Impact Report. For more information, and a copy of our most recent ESG Impact Report, please visit our website ranpak.com/sustainability.

Board Oversight of Material Environmental and Social Risk

Ranpak takes into account considerations that affect all of our key stakeholders, including our stockholders, customers, employees, communities, regulators and suppliers.  In recognition of this, in March 2021, the Company affirmatively expanded the purpose and responsibilities of the then Nominating and Corporate Governance Committee of the Board to oversee, review and assess Ranpak’s corporate social responsibility program and ESG initiatives and accordingly, changed the name of such Committee to the Nominating, Environmental, Social & Governance Committee. The Nominating, Environmental, Social & Governance Committee reviews our ESG reporting, including our annual ESG Impact Report and received regular briefings from our Chief Sustainability Officer. The committee continues to report to our full Board which has ultimate responsibility to oversee material ESG risks and opportunities.

Human Capital Resources and Workforce Diversity

We are a global organization that values life experiences, ideas, and cultures that each of our employees bring to Ranpak, striving to create an atmosphere of acceptance and respect, facilitating an encouraging environment, and helping employees attain professional and educational goals. We are proud to count men and women of all races and ethnicities as members of our Board of Directors, management team, and employee workforce. In 2020, we joined The Board Challenge as a Charter Pledge Partner. The Board Challenge is an initiative to improve diverse representation in corporate U.S. boardrooms. As a Charter Pledge Partner, we acknowledge that we already have diversity in our boardroom and pledge to use our resources to accelerate change within other companies. We utilize interview guides in our hiring processes to help identify different competencies, such as diversity, equity, and inclusion competencies, to ensure that new hires are developed in these areas. Additionally, we developed robust anti-bias training to ensure that every potential candidate is given a fair and merit-based evaluation of their skills.

We strive to maintain an active dialogue with our employees and provide employees a comprehensive benefits package including competitive wages, medical, life, and accident insurance, incentive bonus programs, and a 401(k) plan with an employer matching contribution. We have departmental budgets set aside for training and also provide a tuition reimbursement program for employees seeking bachelors or masters degrees. Certain employees are also eligible for stock-based compensation programs that are designed to encourage long-term performance aligned with Company objectives. In June 2019 and September 2021, every employee (excluding those eligible for stock-based compensation programs) received an equity award, providing a community of employee-owners who can personally share in the reward of our collective success.

Note About Website and ESG Impact Reports

The reports mentioned above, or any other information from our website, are not part of, or incorporated by reference into this Proxy Statement. Some of the statements and reports contain cautionary statements regarding forward-looking information that should be carefully considered. Our statements and reports about our objectives may include statistics or metrics that are estimates, make assumptions based on developing standards that may change, and provide aspirational goals that are not intended to be promises or guarantees. The statements and reports may also change at any time and we undertake no obligation to update them, except as required by law.

Directors

The following table sets forth the name, age as of April 12, 2022, and position of the nominees for election at the Annual Meeting and the other current directors of Ranpak Holdings Corp. whose terms extend past the Annual Meeting. The following also includes certain information regarding our directors’ individual experience, qualifications, attributes and skills and brief statements of those aspects of our directors’ backgrounds that led us to conclude that they are qualified to serve as directors (information for Messrs. Asali, Seshadri, Zumalt and Ms. El is set forth above in “Proposal No. 1 Election of Directors”).

Name	Age	Director Since	Position	Independent
Omar M. Asali	51	2019	Chairman and Chief Executive Officer
Michael A. Jones	59	2019	Vice Chairman and Managing Director, North America
Thomas F. Corley(3)	59	2019	Director	✓
Pamela El(3)	64	2020	Director	✓
Robert C. King(1)(2)	63	2019	Director	✓
Steve A. Kovach	64	2019	Director
Salil Seshadri(2)(3)	45	2019	Director	✓
Michael S. Gliedman	58	2020	Director and Chief Technology Officer
Alicia M. Tranen(1)(2)	49	2019	Director	✓
Kurt Zumwalt (1) (3)	53	2020	Director	✓

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating, Environmental, Social & Governance Committee

Michael A. Jones, 59, has been a member of our board of directors since July 2017 and has served as our Vice Chairman and Managing Director, North America since September 2019.  Mr. Jones served as Chief Customer Officer of Lowe’s Companies, Inc. from May 2014 through October 2016. In this role, Mr. Jones was responsible for store environment, merchandising, customer experience, marketing, strategy and research for Lowe’s U.S. stores operations. Prior to this role, Mr. Jones served as the Chief Merchandising Officer of Lowe’s Companies Inc. since January 2013. In this capacity, Mr. Jones was responsible for both domestic and global sourcing for the merchandising offering for Lowe’s U.S. stores, and U.S. pricing operations. Mr. Jones served as Head of Business Unit Americas and Executive Vice President at Husqvarna AB from June 2011 to January 2013. In this role, Jones led sales, service and manufacturing operations for Husqvarna’s North and Latin American businesses. Prior to this role, Mr. Jones served as Head of Sales and Service for North and Latin America at Husqvarna AB since October 2009. Mr. Jones served as the General Manager of Cooking Products within the appliances division of General Electric (“GE”) from June 2007 to October 2009, and from 1994 to 2007, held various leadership positions with GE in Sales, Service, Product Management and international business. He began his career at GE in appliance builder sales, and held roles with increasing responsibility during his time at GE, including Chief Commercial Officer in Europe, Middle East and Africa and for GE Consumer and Industrial. He is currently on the Board of Johnson C. Smith University, and Children’s National in Washington, DC. Mr. Jones received a B.S. in Business Administration from California Coast University in Santa Ana, California.

Mr. Jones’s qualifications to serve on our board of directors include: his strong business and financial acumen, including the ability to read operational financials and balance sheets; his sell-side and buy-side analyst experience including presentations to analyst and investors and business positioning; his substantial experience in strategy development and extensive leadership positions in various companies.

Thomas F. Corley, 59, has been a member of our board of directors since July 2017. Mr. Corley served as the Executive Vice President, Chief Global Revenue Officer for Catalina responsible for all worldwide engagements, retailer and manufacturer revenue from October 2017 to January 2020. Mr. Corley previously served as Chief Operating Officer of Acosta, Inc. from January 2016 until December 1, 2016. While at Acosta, Mr. Corley oversaw the Sales and Foodservice divisions, designed operating strategies, developed a differentiated sales organization and cultivated excellent customer relationships. Prior to serving at Acosta, Mr. Corley held several senior roles at Kraft

Foods Group over a thirty year tenure. Mr. Corley served as an Executive Vice President and President of Retail Sales and Foodservice from October 2012 through July 2015.  Prior to that, Mr. Corley served as Senior Vice President of Sales from June 2009 to October 2012. His additional roles at Kraft included Vice President of Walmart/Customer Development Organization, Area Vice President, East Customer Development Organizations and Area Vice President of South Area Field Sales Organization. Mr. Corley has extensive experience with customer collaboration, new business development, field sales commercialization, acquisition integration and organizational development. Mr. Corley also serves on the Board of Directors at PRE-Brands, Carbone Retail Sauce and Whitehouse Foods. He is also a Director at One Madison Group, on the Retail Advisory Board of TRAX USA and a Commercial Advisor for Bowery Farms.  He is also a former Board Member/Independent Director for Advantage Sales and Marketing. Mr. Corley received a B.A. in Business Administration and Management from the University of St. Thomas in Minnesota.

Mr. Corley’s qualifications to serve on our board of directors include his 35 years of industry experience, senior leadership roles at Kraft Foods Group, global and data services experience at Catalina and senior relationships across the CPG/Retail industry.

Robert C. King, 63, has been a member of our board of directors since July 2017. Mr. King served as the Chief Executive Officer of CytoSport, Inc. from June 2013 to August 2014. Prior to joining CytoSport, Mr. King served as an Advisor to TSG Consumer Partners from March 2011 to July 2013. Mr. King spent 21 years in the North America Pepsi system from 1989 to 2010. Before joining the North America Pepsi system, Mr. King worked in various sales and marketing positions with E&J Gallo Winery from 1984 to 1989 and with Procter & Gamble from 1980 to 1984. Previously, Mr. King served as an Executive Vice President and President of North America at Pepsi Bottling Group Inc. from November 2008 to 2010, with responsibility for all PBG business in the United States, Canada and Mexico. He served as the President of PBG’s North American business at Bottling Group from December 2006 to November 2008. Mr. King served as the President of North American Field Operations at Pepsi Bottling Group Inc. from October 2005 to December 2006. He served as Senior Vice President and General Manager of Pepsi Bottling Group’s Mid-Atlantic Business Unit from 2002 to 2005. Mr. King has served as a Director and advisor to CytoSport, Island Oasis Frozen Cocktail Co., Inc. and Neurobrands, LLC, a producer of premium functional beverages, and Exal Corporation. Mr. King has been an Executive Advisory Partner at Wind Point Partners and Chairman of Gehl Foods, a WPP portfolio company since May 2015. Mr. King served as a Director of Freshpet Inc. and, currently, he serves as Chairman of Arctic Glacier, a Carlyle LLC portfolio company, since August 2017, and as Chairman of WernerCo, a Triton Partner portfolio company, since June 2020. Mr. King received a B.A. in English from Fairfield University.

Mr. King’s qualifications to serve on our board of directors include: his corporate leadership and public company experience; and his more than 41 years of substantial expertise in managing businesses and operations in the consumer packaged goods industry, including his 21 years in the North America Pepsi system.

Steve A. Kovach, 64, has been a member of our board of directors since June 2019. Mr. Kovach is currently retired. He served as the President and Chief Executive Officer of Ranpak Corp. from August 2012 to June 2017. In this role, Mr. Kovach was responsible for overseeing the day-to-day activities of Ranpak and overall corporate strategy. Prior to that, he was a Senior Vice President and the Chief Financial Officer of Ranpak Corp. from September 1996 to July 2012 and was responsible for all financial reporting and managing Ranpak’s financial management personnel and systems, as well as the company’s human resource and information technology functions. He also served as a Director of Ranpak from April 2002 to June 2017. From July 1988 until July 1993, Mr. Kovach was employed by LDI Corporation in a variety of managerial positions including serving as Vice President, Finance. He was also a Manager, Financial Trading and held other professional positions at BP America from July 1984 to July 1988. Mr. Kovach received an M.B.A. from the University of Chicago and a B.S.B.A. in Finance from Miami University, Ohio.

Mr. Kovach’s qualifications to serve on our board of directors include: his corporate leadership experience, including his experience as the Chief Executive Officer and, prior to that, as the Chief Financial Officer of Ranpak; his substantial expertise in managing businesses, operations and business strategy in the protective packaging industry, including his 21 years as a senior executive at Ranpak; and his extensive experience in corporate finance.

On April 8, 2022, Mr. Kovach notified the Company of his intention to retire from the Company’s Board, effective June 30, 2022.

Michael S. Gliedman, 58, has served as our Chief Technology Officer since March 2020. In this capacity, Mr. Gliedman oversees all aspects of technology for the Company as well as Digital and Corporate Marketing.  He has been a member of our board of directors since June 2019. Mr. Gliedman is also Managing Director of Blue Strat

Advisors, a technology strategy and digital transformation consulting firm that he founded in November 2017. Previously, Mr. Gliedman was Senior Vice President and Chief Information Officer for the National Basketball Association from July 1999 to July 2017, where he was responsible for identifying and applying technologies to enhance the fan experience, technology strategy formulation, systems design and implementation and cyber-security for the league. Prior to joining the NBA, Mr. Gliedman served as Senior Vice President, Application Development at Viacom from May 1997 to June 1999. Prior to joining Viacom, he was a Principal in the Media & Entertainment practice at Booz Allen & Hamilton, from October 1991 to May 1997. Mr. Gliedman received an M.B.A. with a concentration in Marketing from Columbia Business School and a B.A. in Computer Science from Brandeis University.

Mr. Gliedman’s qualifications to serve on our board of directors include: his extensive experience driving business focused technology initiatives developed through years as a management consultant and as an operator at both Viacom and the NBA; his substantial expertise in digital marketing and social media; and his 18 years of corporate leadership experience as a senior executive at the NBA.

Alicia M. Tranen, 49, has been a member of our board of directors since June 2019. Ms. Tranen is currently the Founder, General Partner and Portfolio Manager of Boulevard Capital Management, which she founded in June 2008. Boulevard Capital Management is an investment fund that primarily invests in public companies. Ms. Tranen is also a Senior Advisor to 3L Capital Management, a growth equity firm based in New York City and Los Angeles.  Previously, she served as a Senior Analyst at Cantillon Capital, an $11 billion long-short equity hedge fund, from inception in February 2003 to March 2008. At Cantillon, Ms. Tranen was a senior member of the investment team. Prior to that, she was a Principal at RRE Ventures, a venture capital firm with $500 million in assets, from September 1999 to March 2002. While at RRE Ventures, Ms. Tranen served on the boards of directors, or as an observer to the board, of 10 RRE Ventures portfolio companies. From September 1994 to August 1997, Ms. Tranen was a Research Associate at Fidelity Management & Research Co, where she was responsible for research, analysis and coverage of over 100 public companies. Ms. Tranen currently serves on the Advisory Board of Team Impact Los Angeles. Ms. Tranen received an M.B.A. from Harvard Business School and a B.A. in Economics from Tufts University.

Ms. Tranen’s qualifications to serve on our board of directors include: her strong business and financial acumen, including the ability to read operational financials and balance sheets; her extensive experience as an investor in public companies of all sizes across multiple industries; her background evaluating the financial performance of late stage private companies and public companies; and her experience as a director and/or a significant stockholder in numerous companies.

Proposal No. 2
Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of our Board has engaged Deloitte & Touche LLP (“Deloitte”), as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and is seeking ratification of such selection by our stockholders at the Annual Meeting. A representative of Deloitte is expected to be present at the Annual Meeting, and will have an opportunity to make a statement if they desire to do so, and will be available to respond to questions.

Neither our bylaws nor other governing documents or applicable law require stockholder ratification of the selection of Deloitte as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table provides information regarding the fees incurred to Deloitte during the fiscal year ended December 31, 2021 and during the fiscal year ended December 31, 2020. The Audit Committee approved all of the fees described below.

	Fiscal Year Ended
	December 31, 2021	December 31, 2020
Audit Fees (1)	$1,010,589	$1,076,242
Tax Fees (2)	266,730	251,483
Audit-Related Fees (3)	87,126	89,145
All Other Fees (4)	45,000	279
Total Fees	$1,409,445	$1,417,179

(1)	Audit fees for years-ended 2021 and 2020 consist of fees billed for professional services rendered for the audit of our year-end consolidated financial statements, and review of the financial statements included in the Company’s Form 10-Q filings and services that are normally provided by Deloitte in connection with regulatory filings.

(2)	Fees for professional services performed with respect to tax compliance, tax advice and tax planning.

(3)	Fees for assurance and related services that are reasonably related to the performance of the audit or review of our year-end consolidated financial statements and internal controls. Fees for comfort processes in coordination with Company’s registration statements filings.

(4)	Fees for year ended 2021 related to consultation on the Company's position as a result of the SEC’s April 2021 guidance on SPAC transactions. Fees for year ended 2020 related to consultation on the Company’s human resources functions in The Netherlands.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the audit committee shall review and, in its sole discretion, pre-approve all audit and permitted non-audit services to be provided by the independent auditors as provided under the Audit Committee charter. The Audit Committee may delegate its authority to pre-approve services to the Chair of the Committee, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Ranpak under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board. The Audit Committee’s functions are more fully described in its charter. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Ranpak’s audited financial statements as of and for fiscal year 2021.

The Audit Committee has discussed with Deloitte, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee has received from Deloitte the written disclosures and the letter required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte their independence. Finally, the Audit Committee discussed with Deloitte, with and without management present, the scope and results of Deloitte’s audit of Ranpak’s audited financial statements as of and for fiscal year 2021.

Based on these reviews and discussions, the Audit Committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2021 for filing with the SEC. The Audit Committee also has engaged Deloitte as our independent registered public accounting firm for fiscal year 2022 and is seeking ratification of such selection by the stockholders.

Audit Committee

Robert C. King, Chair
Alicia M. Tranen

Kurt Zumwalt

Proposal No. 3
Non-Binding Advisory Resolution to Approve the Compensation of the
Named Executive Officers

We are asking our stockholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers for 2021 as described in this Proxy Statement, in accordance with the requirements of Section 14A of the Exchange Act. As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to drive and reward performance and align the compensation of our named executive officers with the long-term interests of our stockholders. Please read the “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure that follow for additional details about our executive compensation program, including information about the 2021 compensation of our named executive officers.

This proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific element of compensation but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Our Board and our Compensation Committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program objectives.

Accordingly, we are asking our stockholders to vote “For” the following resolution:

RESOLVED, that the stockholders hereby approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as described in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and the narrative disclosure that accompanies the compensation tables.

Vote Required

The approval of this non-binding advisory proposal requires the affirmative vote of a majority of votes cast.  Broker non-votes will not affect the outcome of the proposal as they are not counted as votes cast.

While we intend to carefully consider the voting results of this proposal, this vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider those stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION, AS DESCRIBED IN THIS PROXY STATEMENT.

Proposal No. 4
Non-Binding Advisory Resolution to Approve the Frequency of Future Advisory Votes on Executive Compensation

As described in Proposal No. 3 above, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of the Company’s named executive officers.

Section 14A of the Exchange Act requires us, at least once every six years, to allow our stockholders the opportunity to cast an advisory vote on how often we should seek future advisory votes on the compensation of the Company’s named executive officers in our proxy materials for future stockholder meetings. Under this proposal, stockholders may vote to have the “say-on-pay” vote every year, every two years or every three years, or may abstain from voting.

Say on Pay Frequency

After careful consideration, our Board believes that submitting the advisory vote on executive compensation on an annual basis is appropriate for our Company and its stockholders at this time. This determination by our Board was influenced by the fact that meaningful portions of the compensation of our named executive officers are evaluated, adjusted and approved on an annual basis, even though our compensation policies and practices are designed to incentivize our named executive officers to build long-term stockholder value. As part of the annual compensation review process, the Board of Directors believes that stockholder perspectives should be a factor that is taken into consideration by the Board of Directors and the Compensation Committee in making decisions with respect to executive compensation. By providing an advisory vote on executive compensation on an annual basis, our stockholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement each year. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this agenda item every year. Accordingly, our Board of Directors recommends that the advisory vote on executive compensation be held every year. This advisory vote gives you as a stockholder the opportunity to vote on the frequency of advisory votes on executive compensation for the Company’s named executive officers through the following resolution:

RESOLVED, that the stockholders wish the Company to include an advisory vote on the compensation of the Company’s named executive officers pursuant to Rule 14a-21(b) of the Exchange Act:

•	Every Year;

•	Every Two Years;

•	Every Three Years; or

•	Abstain.

Vote Required

The option for which the greatest number of votes is cast will be deemed to be the frequency preferred by the stockholders.  Broker non-votes will not affect the outcome of the proposal as they are not counted as votes cast.

While we believe that a vote of every year is the best choice for us, you are not voting to approve or disapprove our recommendation of every year, but rather to make your own choice among a vote of once every year, every two years or every three years. You may also abstain from voting on this proposal.

This vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of our stockholders will consider the outcome of the vote when making future decisions regarding the frequency of holding future stockholder advisory votes on the compensation of our named executive officers.

THE BOARD RECOMMENDS A VOTE FOR “EVERY YEAR” FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

Executive Compensation

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (the “CD&A”) describes our executive compensation philosophy, process, objectives, and material elements of our compensation program for our “named executive officers”   (“NEOs”) for fiscal 2021 who are named in the “Summary Compensation Table.” This CD&A should be read together with the compensation tables and related disclosures set forth below. In 2021, our NEOs and their positions were as follows:

•	Omar Asali, our Chairman and Chief Executive Officer;

•	William Drew, our Senior Vice President and Chief Financial Officer;

•	Michael Jones, our Vice Chairman and Managing Director, North America;

•	Eric Laurensse, our Managing Director, Europe; and

•	Antonio Grassotti, our Managing Director, APAC.

While the principal purpose of this CD&A is to review the compensation of our NEOs, many of the programs discussed apply to other members of senior management who, together with our NEOs, are collectively referred to herein as our “executive officers” or “executives.”

Executive Summary

Compensation Philosophy and Objectives

Our compensation program is designed to attract, retain and motivate our executives who drive the Company’s success. We believe that a strong performance-focused executive compensation program is essential to enable the Company to achieve its corporate performance goals in the competitive protective packaging industry and drive stockholder value. We seek to achieve these objectives through a compensation program that:

Compensation Elements and Pay Mix

Consistent with our compensation philosophy, the majority of our NEOs’ target total direct compensation in fiscal 2021 was variable and at-risk, reflecting our belief that a significant amount of executive compensation should be tied to performance for executives who bear higher levels of responsibility with respect to overall Company performance. For both our CEO and our Managing Director, North America, 100% of their 2021 total direct compensation was in the form of long-term equity incentive awards, and the majority of that compensation was “at risk” in the form of PRSUs.  The remainder was in the form of three-year vesting RSUs. Approximately 86% of the 2021 total direct compensation of our other NEOs was at-risk, consisting of annual cash bonuses and PRSUs, and a large percentage of their compensation was in the form of long-term equity incentive awards (84%). Additionally, and not included in the graphs below, we granted certain of our key employees, including our executive officers, a one-time special long-term incentive grant in 2020 that was subject to stockholder approval of an amendment to our equity plan to increase the share pool under the plan, which we obtained during our 2021 Annual Stockholders Meeting. For further discussion of our special long-term incentive program grant, see below under “Analysis of Fiscal 2021 Compensation—LTIP PRSUs.”

	Element	Purpose	Key Characteristics
Fixed	Base Salary

This pay element is intended to provide a fixed component of compensation that is commensurate with each executive’s experience, role and responsibilities.

We note that two of our NEOs, our CEO Omar Asali and our Managing Director, North America Michael Jones, do not receive a base salary and receive all of their compensation in the form of equity awards.

Provides a steady source of income to our executive officers in line with the Company’s historic practices (including before we were public) and market practice. The only portion of compensation that is not “at risk”.
Variable	Annual Cash Bonus

This element is designed to motivate senior executives and reward the achievement of specific performance goals that support our business strategy.

We note that two of our NEOs, our CEO Omar Asali and our Managing Director, North America Michael Jones, do not receive an annual cash bonus and receive all of their compensation in the form of equity awards.

Payouts are determined based on achievement of AEBITDA targets for 2021, as established by our Board.
	Annual Equity Incentive Awards	This element is intended to align the interests of executives with long-term stockholder value and serve to attract and retain executive talent.	PRSUs may be earned at 0-150% of target based on achievement of AEBITDA targets for 2021, as established by our Board. Target PRSUs and RSUs vest over a three-year period.
	Special Long-Term Incentive Program	This element is designed to provide additional long-term incentive and alignment by tying to multi-year performance goals during performance years 2023-2025.	PRSUs may be earned at 0-300% of target based on achievement of AEBITDA targets for years 2023, 2024 and 2025, as established by our Board.

Executive Compensation Practices

Our executive compensation program and practices are designed to reinforce our pay-for-performance philosophy and incorporate the following corporate governance best practices designed to protect the interests of our stockholders. As the post-pandemic labor market continues to be fluid and dynamic, we will continue to evaluate our compensation program and practices relative to our market peers.

We use traditional compensation elements of base salary, annual cash incentives, long-term equity incentives, and employee benefits to deliver attractive and competitive compensation rewards to our executives for driving stockholder value. Our fiscal 2021 incentive program consisted of regular annual cash bonuses, RSUs and PRSUs. In addition, the special long-term incentive program PRSUs (the “LTIP PRSUs”) are also shown in our disclosure this year.  Although these awards were approved and communicated in 2020, due to the stockholder approval occurring in 2021, these awards are deemed to have been granted in 2021 for accounting purposes and are included in our compensation tables as a grant in 2021. The amount of pay that is performance-based for an executive is directly related to the level of responsibility held by the position; accordingly, our highest ranked executive has the most performance-based pay as a percentage of total compensation. We set realistic but challenging goals in our annual cash incentive and long-term performance plans. In each case, if our executive officers fail to meet the threshold pre-determined performance goals, the award will not be earned. In executing our compensation program and determining executive compensation, we are guided by the following corporate governance best practices:

Executive Compensation Process

Role of the Compensation Committee, Management and the Board

Role of the Compensation Committee

The Compensation Committee discharges many of the responsibilities of our Board relating to the compensation of our executive officers, including our NEOs, and the non-employee members of our Board. The Compensation Committee has overall responsibility for overseeing our compensation and benefits philosophy and policies generally, overseeing and evaluating the compensation plans, policies and practices applicable to our CEO and our other executive officers, and ensuring that the target total direct compensation opportunities of our executive officers, including our NEOs, are consistent with our compensation philosophy and objectives.

The members of the Compensation Committee are appointed by our Board, and each member is an independent director within the meaning of the independent director guidelines of the NYSE. Currently, the members of the Compensation Committee are Messrs. Seshadri and King and Ms. Tranen, with Mr. Seshadri serving as the chair of the committee.

The Compensation Committee reviews our executive compensation program annually on a calendar year basis, generally in February. The Compensation Committee draws on a number of resources to assist in the evaluation of the various components of our executive compensation program including, but not limited to, input from our CEO and information provided in the public filings of industry peers and similarly situated companies in other industries. In addition, as described below under “Role of the Compensation Consultant,” the Compensation Committee has engaged an independent compensation consultant who will provide advice on the Company’s executive compensation program on a regular basis going forward.

The Compensation Committee relies upon the judgment of its members in making compensation decisions. In addition, the Compensation Committee incorporates judgment in the assessment process to respond to and adjust for the evolving business environment. The members of the Compensation Committee have extensive experience in executive management, as well as compensation practices and policies.

In addition to reviewing and approving executive compensation, our Compensation Committee administers the Ranpak Holdings Corp. 2019 Omnibus Incentive Plan, as amended (the “2019 Omnibus Plan”).

Role of Management

Our CEO typically makes recommendations to our Compensation Committee, attends certain Compensation Committee meetings, and is involved in the process for determining our NEOs’ compensation; provided that the CEO does not make any recommendation as to his own compensation nor does he participate in deliberations about or determinations of his own compensation. Our Compensation Committee considers management recommendations but are not required to follow any recommendations and may adjust compensation up or down as they determine in their discretion. Our Compensation Committee reviews the recommendations of management, and other data in determining each NEO’s total compensation, as well as each individual pay component.

Role of the Compensation Consultant

The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities and has engaged Frederic W. Cook & Co. (“FW Cook”) as its independent compensation consultant. FW Cook will attend our Compensation Committee meeting in April 2022 and, going forward, will be regularly advising the Compensation Committee on its executive compensation programs and overall compensation design, as well as peer company compensation practices.

Use of Comparative Market Data

For purposes of comparing our executive compensation program against the competitive market, the Compensation Committee considers recommendations from the CEO, and obtains input from its compensation consultant. The Compensation Committee does not use a single method or measure in making its compensation decisions, nor does it position compensation levels based upon a specific or target level relative to a peer group or other companies. Nonetheless, the pay practices at other companies are an important factor that the Compensation Committee considers in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace.

Generally, the Compensation Committee evaluates the compensation of our executive officers relative to the median of the competitive market. However, as discussed hereafter, various other factors are taken into consideration in determining our executive officers’ compensation and the Compensation Committee does not target compensation at any specific level relative to the competitive market. When reviewing our current executive compensation arrangements and approving each compensation element and the target total direct compensation opportunity for our executive officers, the Compensation Committee considers the following factors:

•	Historical compensation levels for our executive officers, including for those executives who were employed with Ranpak before the Ranpak Business Combination, the details of which were described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 3, 2021, compensation levels received when Ranpak was a private company;

•	Each individual executive officer’s skills, experience and qualifications relative to other similarly-situated executives at other comparable companies in our industry;

•	Our performance against the financial and operational objectives established by the Compensation Committee and our Board;

•	The compensation practices of our competitors; and

•	The recommendations provided by our CEO with respect to the compensation of our other executive officers.

Analysis of Fiscal 2021 Compensation

In 2021, the principal elements of our executive compensation program were as follows:

•	Base salary;

•	Annual cash bonus;

•	Annual equity incentive awards in the form of RSUs and PRSUs; and

•	Special LTIP PRSUs.

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including our NEOs, and is an important element of compensation intended to attract and retain highly talented individuals. Our CEO and our Managing Director, North America do not receive a base salary and instead are compensated entirely in the form of equity awards, as discussed further below.

The initial base salaries for our executive officers were set taking into account historical compensation for each executive officer prior to the Ranpak Business Combination, the details of which were described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on

March 3, 2021. Using the historical data, the Compensation Committee reviewed and determined adjustments to the base salaries for each of our executive officers, including our NEOs, as part of its annual executive compensation review. In addition, the base salaries of our executive officers may be adjusted by the Compensation Committee in the event of a promotion or significant change in responsibilities. Messrs. Asali and Jones do not receive a base salary in respect of their services.

The base salaries of our NEOs for fiscal 2021 are shown in the Summary Compensation Table below. Messrs. Laurensse and Grassotti each received an increase in base salary in 2021 from the 2020 level of approximately 5% (which after accounting for currency conversions ended up representing an increase of approximately 9% in US dollars) as part of our regular annual merit-based compensation review. Otherwise, there were no material changes to our NEOs’ base salaries.

Annual Cash Bonuses

We maintain an annual cash bonus program for our executive officers, in which our NEOs (other than Messrs. Asali and Jones) are eligible to participate. Such awards are designed to motivate our executive officers to focus on company priorities. The annual bonus was eligible to be earned based on the attainment of AEBITDA targets established by our Board, as described below:

AEBITDA (in millions)	Percentage Payout
Less than $93.7	0%
Threshold: $93.7	15%
Target: $100.8	100%
Maximum: 110.9 or greater	200%

We use AEBITDA as our sole bonus performance metric because we believe that at this stage in the Company’s maturity, this measure is most reflective of our profitability, growth and stockholder value. If our AEBITDA is below the threshold level, no bonuses will be paid.  At this time, we do not include an individual performance component in our annual bonus program formula, and so bonus payouts were determined based solely on our achievement of the AEBITDA metric.

For 2021, our actual AEBITDA was $117.8 million, resulting in a percentage payout of 200% for each of our executive officers who participated in the program. We do not include an individual component in our annual bonus program formula, and there were no further adjustments, so each of our NEOs received an annual bonus of 200% of their target bonus amount, as set forth below:

Name	Target Bonus ($)	Actual 2021 Bonus
Omar Asali Chief Executive Officer and Chairman	N/A	N/A
William Drew Chief Financial Officer	$106,090	$212,180
Michael A. Jones Vice Chairman and Managing Director, North America	N/A	N/A
Eric Laurensse Managing Director, Europe	$138,440	$276,879
Antonio Grassotti Managing Director, APAC	$158,978	$317,956

Annual Equity Incentive Awards

Since the Ranpak Business Combination in 2019, we have used RSUs and PRSUs as our annual equity incentive awards.  We believe that providing long-term incentive compensation in the form of equity awards is a critical element of our executive compensation program as it reinforces our pay-for-performance culture and aligns employees’ interests and contributions with the long-term interests of the Company’s stockholders. In addition, our Compensation Committee and Board believe that offering meaningful equity ownership in the Company is helpful in retaining our NEOs and other key employees.

The table below sets forth the target grant date fair value of the annual RSUs and PRSUs granted to our NEOs in fiscal 2021.

Fiscal 2021 Annual Equity Incentive Awards

	RSUs ($)	PRSUs ($)
Omar Asali	420,884	1,439,200
William Drew	289,773	479,726
Michael A. Jones	420,884	1,439,200
Eric Laurensse	220,835	548,274
Antonio Grassotti	84,173	294,686

RSUs

The RSUs vest ratably in three equal installments on each of March 3, 2021, 2022 and 2023 and the PRSUs vest in three equal installments on each of March 3, 2022, 2023 and 2024, subject to achievement of the applicable performance goals.

PRSUs

The 2021 PRSUs were eligible to be earned between 0% and 150% of the target level based on the Company’s achievement of AEBITDA during 2021 as follows:

AEBITDA	Percentage of PRSUs Earned
Less than $93.7 million	0%
Threshold: $93.7 million	15%
Target: $100.8 million	100%
Maximum: $109.9 million or greater	150%

AEBITDA has the same meaning as described above under “Annual Cash Bonuses” above.

Any PRSUs that were earned will vest over three years, with the first 1/3 having vested on March 3, 2022, and the remainder vesting on the following two anniversaries. For 2021, our actual AEBITDA was $117.8 million, and so 150% of the target 2021 PRSUs for each of our executive officers was earned.

At this stage in our maturity, we decided to use the AEBITDA in the year of grant to determine our PRSU payout levels because we think it is important to apply a performance measure to our equity awards in order to drive performance and stockholder alignment. As we evolve into a more mature public company, we may consider implementing multi-year performance metrics and additional performance measures.

LTIP PRSUs

In 2020, in order to further engage and motivate our core executive team, the Compensation Committee approved the issuance of a special long-term multi-year incentive in the form of the LTIP PRSUs.  This program was a result of a review and discussion among the Compensation Committee and its independent compensation consultant. The Compensation Committee considered competitive compensation data, the Company’s business model and strategy, and the Company’s performance to date in its decision to implement this program.  The LTIP PRSUs were granted subject to stockholder approval of an amendment to the 2019 Omnibus Plan to increase the share pool under the plan, which we obtained during our 2021 Annual Stockholders Meeting. As a result, while the LTIP PRSUs were approved by the Compensation Committee and communicated to participants in 2020, due to the stockholder approval requirement, under the SEC disclosure rules they are reported as compensation for fiscal year 2021.

The target LTIP PRSUs are divided equally into three portions that are eligible to be earned and to vest based on the AEBITDA achievement for the corresponding fiscal year, as follows:

LTIP PRSUs Allocated to Measurement Period:	Measurement Year for AEBITDA	Vesting Date of Earned LTIP PRSUs
1/3	2023	January 1, 2024
1/3	2024	January 1, 2025
1/3	2025	January 1, 2026

The AEBITDA goals and payout percentages for each measurement period are set forth in the table below:

AEBITDA Achievement	Percent of Target LTIP PRSUs Allocated to Measurement Period Earned
$130 million or less	0%
$135 million	100%
$150 million or greater	300%

*There is linear interpolation for AEBITDA achievement between the goals set forth above.

We believe that this LTIP PRSU program provides our executives with an additional incentive to drive toward an even greater profitability over the long term. This program will have value for executives only if the Company achieves and maintains significant profitability over multiple years, and it provides significant upside opportunity for outsized achievements. If the LTIP PRSUs pay out, and particularly if they pay out on the above-target scale, we believe our Company will have achieved and sustained profitability that will drive growth and stockholder value.

At the time the LTIP PRSU awards were approved by the Committee, the target value of the awards was as follows:

Name	Target Value of PRSU (as of Committee Approval)
Omar Asali Chief Executive Officer and Chairman	7,747,200
William Drew Chief Financial Officer	1,049,100
Michael A. Jones Vice Chairman and Managing Director, North America	1,936,800
Eric Laurensse Managing Director, Europe	1,129,800
Antonio Grassotti Managing Director, APAC	774,720

The values shown in the Summary Compensation Table and Grants of Plan Based Awards Table are significantly higher than the target values shown above because the awards were subject to stockholder approval of the amendment to our equity plan, and so the value of the awards for SEC reporting purposes was based on our stock price as of the date of stockholder approval, which was significantly higher than when the Committee approved the awards.

We note that the grants to our CEO, Mr. Asali and our Managing Director, North America, Michael Jones, were significant, in part because these executives are critical drivers of our profitability and growth, and their compensation is composed only of equity incentive awards. The Committee thought it was appropriate to motivate and reward Messrs. Asali and Jones to achieve the long-term goals set out in the program. The Company does not intend to consider any additional special or multi-year grants (outside our annual equity grant program) until the LTIP PRSU program is completed.

Other Compensation

Company 401(k) Plan

The Company maintains a 401(k) retirement savings plan for its employees in the United States, including the NEOs who satisfy certain eligibility requirements. Mr. Drew was eligible to participate in the 401(k) plan on the same terms as other full-time employees and received matching contributions equal to 50% of the first 6% of his individual contributions.

Retirement Plan

The Company makes an annual contribution to a pension plan, which is a Dutch government-required pension plan (the “Dutch Retirement Plan”), on behalf of Mr. Laurensse. The Dutch Retirement Plan is a collective defined contribution plan administered in compliance with governing pension legislation in The Netherlands. Other than through the Dutch Retirement Plan, we do not provide defined benefit pension plans to any of our NEOs.

Employee Benefits and Perquisites

All of the Company’s full-time employees, including the NEOs, are eligible to participate in the Company’s health and welfare plans, including medical, dental and vision benefits, medical and dependent care flexible spending accounts, health savings accounts, short-term and long-term disability insurance and life insurance, as applicable.

As part of their compensation package, Mr. Laurensse is entitled to the use of a company car and Mr. Grassotti is entitled to car allowance payments, which includes fuel, maintenance and insurance. In 2021, the estimated value for the use of the company car was $29,903 for Mr. Laurensse and the car allowance was $27,445 for Mr. Grassotti. Ranpak provided this benefit to help ensure that Mr. Laurensse and Mr. Grassotti would be able to devote their full business time to Ranpak’s affairs and to make employment at Ranpak attractive at a relatively modest cost to Ranpak. Additionally, Mr. Grassotti was entitled to $73,186 to help subsidize housing payments.

Employment Arrangements and Severance

Employment Agreements

The Company entered into offer letter agreements with Messrs. Asali, Jones and Drew. The offer letters with Messrs. Asali, Jones and Drew, each effective as of June 3, 2019, provide for at-will employment. The offer letters do not provide for any severance entitlements.

In addition, Mr. Jones is subject to non-solicitation restrictions for a period of 24 months following a termination of employment and non-competition restrictions for a period of 12 months following a termination of employment.

The Company entered into an employment agreement with Mr. Laurensse, which provides for an annual base salary and an annual holiday allowance equal to 8% of his gross base salary. In addition, Mr. Laurensse is entitled to a company car allowance, which equaled $29,903 in 2021. Ranpak also makes a premium contribution to Mr. Laurensse’s health care and provides Mr. Laurensse with a pension benefit pursuant to a Dutch government-required pension plan, on the same terms and conditions as other employees of Ranpak B.V.

Termination and Change in Control Benefits

Prior to the Ranpak Business Combination, a subsidiary of our predecessor company entered into a severance and non-competition agreement with Mr. Grassotti in November 2015 (the “Severance Agreement”). The Severance Agreement provides that in the event that Mr. Grassotti is terminated without “cause” or resigns for “good reason” (as each such term is defined in the Severance Agreement), subject to his signing a release of claims, he is entitled to receive the following: (i) a continuation of his base salary for 12 months following the separation date, (ii) any earned but unpaid annual bonus for the year prior to termination, (iii) any earned bonus for the year of termination, (iv) an amount to cover the remaining contractual commitments incurred by Mr. Grassotti for housing, car and medical expenses, in each case not to exceed Mr. Grassotti’s allowance for a particular expense and (v) an amount of up to SGD 7,000 for costs incurred for a move from Singapore to a location of Mr. Grassotti’s choice. The Severance Agreement also provides that Mr. Grassotti is subject to non-competition and non-solicitation restrictions for a period of 24 months following a termination of employment.

Mr. Laurensse is not entitled to any severance payment upon a termination of employment; however, he is entitled to a three-month notice period (or a payment in lieu thereof) if his employment is terminated by the company, in addition to any severance or benefit he may be entitled to under Dutch labor laws.

Other than the agreements described above, the Company does not have any employment agreements with its NEOs.  In addition, we do not maintain any formal severance plan or agreements for our NEOs. Upon a termination of employment and/or a change in control, any outstanding equity awards will be treated in accordance with their terms, described further below under “Potential Payments Upon Termination or Change in Control”.

Anti-Hedging and Pledging Policy

Our Insider Trading Policy covers hedging and pledging. Employees and directors are prohibited from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities. However, holding and exercising employee stock options, RSUs, PRSUs or other equity-based awards granted under our equity compensation plans is not prohibited. Employees and directors may not pledge Company securities without the Company’s prior approval.

Tax and Accounting Considerations

The Compensation Committee considers tax and accounting implications in determining all elements of our compensation plans, programs and arrangements, although they are not the only factors considered. In some cases, other important considerations may outweigh tax or accounting considerations and the Compensation Committee maintains the flexibility to compensate our officers in accordance with the Company’s compensation philosophy.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the deductibility of compensation to $1 million per year for certain named executive officers of the Company, except that historically Section 162(m) provided for an exemption for compensation that qualified as “performance-based compensation.” In the past, several elements of our named executive officers’ compensation were intended to be deductible under Section 162(m) as performance-based compensation. The Tax Cuts and Jobs Act of 2017 repealed the exemption from the Section 162(m) deduction limit for performance-based compensation, effective for taxable years beginning after December 31, 2017. As a result, we expect that compensation paid to our named executive officers in excess of $1 million generally will not be deductible.

EXECUTIVE COMPENSATION TABLES

2021 Summary Compensation Table

The following table sets forth compensation information concerning the compensation paid and awards granted to each of our NEOs for services rendered to the Company in all capacities during the years ended December 31, 2021, 2020 and 2019.

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Omar Asali Chief Executive Officer and Chairman	2021	-	-	23,354,484	-	-	-	23,354,484
	2020	-	-	1,486,793	-	-	-	1,486,793
	2019	-	-	1,000,000	-	-	6,776	1,006,776

William Drew Chief Financial Officer	2021	263,740	-	3,680,199	212,180	-	8,700	4,164,819

Michael A. Jones Vice Chairman and Managing Director, North America	2021	-	-	7,233,684	-	-	-	7,233,684
	2020	-	-	1,651,994	-	-	-	1,651,994
	2019	-	-	1,000,000	-	-	6,294	1,006,294

Eric Laurensse Managing Director, Europe (3)(4)	2021	299,029	-	3,903,709	276,879	-	46,758	4,526,375
	2020	274,882	48,544	520,378	102,798		42,156	988,758

Antonio Grassotti Managing Director, APAC (3)	2021	397,445	-	2,528,299	317,956		100,631	3,344,331

(1)	This column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for all stock awards granted in 2021, which includes time-based RSUs and PRSUs. The grant date fair value of PRSU awards was calculated based on the expected value of the possible outcomes of the performance conditions related to these awards in accordance with FASB ASC Topic 718 (excluding the effects of estimated forfeitures).

For the 2021 amounts, the amount in the table includes the following values: (i) PRSUs ($22,933,600) and RSUs ($420,884) for Mr. Asali; (ii) (PRSUs ($3,390,426) and RSUs ($289,773) for Mr. Drew; (iii) PRSUs ($6,812,800) and RSUs ($420,884) for Mr. Jones, (iv) PRSUs ($3,682,874) and RSUs ($220,835) for Mr. Laurensse and (v) PRSUs ($2,444,126) and RSUs ($84,173) for Mr. Grassotti. The grant date fair value of the PRSUs includes the value of the Multi-Year PRSUs.

The value of the PRSUs (including the LTIP PRSUs) on the grant date, assuming the highest level of performance conditions will be achieved, is $66,642,000 for Mr. Asali; $9,451,700 for Mr. Drew; $18,279,600 for Mr. Jones; $10,226,221 for Mr. Laurensse; and $6,890,360 for Mr. Grassotti.

(2)	Amounts under the “All Other Compensation” column for 2021 include: (i) for Mr. Laurensse, use of a company car (including insurance, maintenance and fuel) with an estimated value of $29,903 and pension contributions of $16,855, (ii) for Mr. Drew, $8,700 in 401(k) matching contributions and (iii) for Mr. Grassotti, a car allowance (including insurance, maintenance and fuel) of $27,445 and a housing allowance of $73,186.

(3)	The values provided for Mr. Laurensse and Mr. Grassotti are in USD and are based on an exchange rate of 1:1.1832 Euros to USD.

(4)	Base salary for Mr. Laurensse includes holiday pay equal to $22,150 for 2021.

Grants of Plan Based Awards

Name (a)	Grant Date (b)	Board Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock and Option Awards ($)(5) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Omar Asali
Annual Incentive Plan			-	-	-
RSUs(2)	03/09/2021								20,471	420,884
PRSUs(3)	03/09/2021					10,500	70,000	105,000		1,439,200
LTIP PRSUs(4)	05/26/2021	03/03/2020				192,000	960,000	2,880,000		21,494,400

William Drew
Annual Incentive Plan			15,914	106,090	212,180
RSUs(2)	03/09/2021								14,094	289,773
PRSUs(3)	03/09/2021					3,500	23,333	35,000		479,726
LTIP PRSUs	05/26/2021	03/03/2020				26,000	130,000	390,000		2,910,700

Michael A. Jones
Annual Incentive Plan			-	-	-
RSUs(2)	03/09/2021								20,471	420,884
PRSUs(3)	03/09/2021					10,500	70,000	105,000		1,439,200
LTIP PRSUs(4)	05/26/2021	03/03/2020				48,000	240,000	720,000		5,373,600

Eric Laurensse
Annual Incentive Plan			20,766	138,440	276,879
RSUs(2)	03/09/2021								10,741	220,835
PRSUs(3)	03/09/2021					4,000	26,667	40,001		548,274
LTIP PRSUs(4)	05/26/2021	03/03/2020				28,000	140,000	420,000		3,134,600

Antonio Grassotti
Annual Incentive Plan			23,847	158,978	317,956
RSUs(2)	03/09/2021								4,094	84,173
PRSUs(3)	03/09/2021					2,150	14,333	21,500		294,686
LTIP PRSUs(4)	05/26/2021	03/03/2020				19,200	96,000	288,000		2,149,440

(1) The 2021 Annual Incentive Plan represents the threshold, target, and maximum awards set under the program. The actual amount paid for 2021 is included in the Summary Compensation Table on page 29 under the column titled ”Non-Equity Incentive Plan Compensation.”

(2) This column shows the number of RSUs granted in 2021. The 2021 RSUs vest ratably on each of March 9, 2021, 2022 and 2023.

(3) Amounts shown are the threshold, target and maximum number of units that can be distributed under the 2021 PRSUs awarded, based on the extent to which the performance goals are achieved under these awards, as further described in the section titled “Analysis of Fiscal 2021 Compensation—PRSUs” on page 24.  Earned PRSUs, if any, can range from 0% to 150% of target.

(4) Amounts shown are the threshold, target and maximum number of units that can be distributed under the 2021 PRSUs awarded, based on the extent to which the performance goals are achieved under these awards. The LTIP PRSUs are generally eligible to be earned and vest based on the Company’s performance against pre-established performance metrics during the Company’s 2023, 2024 and 2025 fiscal years.  One-third of the LTIP PRSUs are eligible to vest on each of January 1, 2024, January 1, 2025 and January 1, 2026 based on the achievement of performance goals during the one-year period immediately preceding the vesting date. Earned PRSUs, if any, can range from 0% to 300% of target. The LTIP PRSUs are further described in the section titled “Analysis of Fiscal 2021 Compensation—LTIP PRSUs” on page 25.

(5) This column shows the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. The grant date fair value of the TSR PSU awards was calculated based on the probable outcome of the performance conditions related to these awards in accordance with FASB ASC 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows information regarding outstanding RSUs and PRSUs held by our NEOs as of the end of fiscal 2021. All outstanding equity awards were granted pursuant to the Ranpak Holdings Corp. 2019 Equity Incentive Plan (as it may be amended from time to time, the “Plan”). The market value of the unvested RSUs and PRSUs is determined by multiplying the number of unvested units by  $37.58, the per share closing price of our common stock on December 31, 2021, the last trading day of fiscal 2021.

	Stock Awards
Name (a)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1) (b)	Market Value of Shares or Units of Stock That Have Not Vested ($) (c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2) (d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Omar Asali	03/03/2020	27,294(1)	$1,025,709	-	-
	03/03/2020	54,589(2)	$2,051,455	-	-
	03/09/2021	13,647(3)	$512,854	-	-
	03/09/2021	105,000(4)	$3,945,900	-	-
	05/26/2021	-	-	960,000(5)	$36,076,800
William Drew	03/03/2020	5,459(1)	$205,149	-	-
	03/03/2020	10,918(2)	$410,298	-	-
	03/09/2021	9,396(3)	$353,102	-	-
	03/09/2021	35,000(4)	$1,315,300	-	-
	05/26/2021	-	-	130,000(5)	$4,885,400
Michael Jones	03/03/2020	34,118(1)	$1,282,154	-	-
	03/03/2020	54,589(2)	$2,051,455	-	-
	03/09/2021	13,647(3)	$512,854	-	-
	03/09/2021	105,000(4)	$3,945,900	-	-
	05/26/2021	-	-	240,000(5)	$9,019,200
Eric Laurensse	03/03/2020	9,553(1)	$359,002	-	-
	03/03/2020	19,106(2)	$718,003	-	-
	03/09/2021	7,160(3)	$269,073	-	-
	03/09/2021	40,001(4)	$1,503,238	-	-
	05/26/2021	-	-	140,000(5)	$5,261,200
Antonio Grassotti	03/03/2020	5,459(1)	$205,149	-	-
	03/03/2020	10,918(2)	$410,298	-	-
	03/09/2021	2,729(3)	$102,556	-	-
	03/09/2021	21,500(4)	$807,970	-	-
	05/26/2021	-	-	96,000(5)	$3,607,680

(1)	Represents an award of RSUs that vested or will vest in equal installments on each of March 3, 2020, 2021 and 2022.

(2)	Represents the second and third tranches of an award of PRSUs granted in March 2020 and earned based on actual performance. The earned PRSUs vested or will vest in equal installments on each of March 3, 2021, 2022 and 2023.

(3)	Represents an award of RSUs that vested or will vest in equal installments on each of March 9, 2021, March 3, 2022 and 2023.

(4)	Represents an award of PRSUs granted in March 2021 and earned based on actual performance. The earned PRSUs vested or will vest in equal installments on each of March 3, 2022, 2023 and 2024.

(5)	Represents the target number of PRSUs pursuant to an award of LTIP PRSUs approved by the compensation committee in March 2020, subject to stockholder approval of our equity plan pool increase which was approved in May 2021. The NEOs may earn between 0% and 300% of the target number of PRSUs based on the Company’s achievement of the performance goals during the period commencing January 1, 2020 and ending on December 31, 2025 (the “Award Period”). The Award Period consists of three “Annual Measurement Periods,” which are the three consecutive fiscal years 2023, 2024 and 2025. Following the end of each Annual Measurement Period, the number of PRSUs earned and eligible to vest for such Annual Measurement Period will be equal to the percentage achievement of the performance goal multiplied by 1/3 of the target number of PRSUs.

OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Omar Asali	61,412	1,138,237
William Drew	12,283	227,659
Michael Jones	68,236	1,263,390
Eric Laurensse	21,495	398,398
Antonio Grassotti	12,283	227,659

(1) The amounts reflected in this column represent the market value of the underlying shares of common stock as of the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION
OR CHANGE IN CONTROL

As a general matter, we do not have employment or severance agreements with members of our management team. However, Messrs. Laurensse and Grassotti have agreements that have been in place since before the Ranpak Business Combination under which they are entitled to certain severance benefits upon their termination of employment under certain circumstances, as follows:

•	Under his employment agreement with Ranpak B.V., Mr. Laurensse is entitled to three months’ notice for the Company to terminate his employment.

•	Under his Severance and Noncompetition Agreement, if Mr. Grassotti’s employment is terminated by the Company without cause or by him for good reason, subject to his signing and not revoking a release of claims against the Company, Mr. Grassotti will receive (i) continued payment of his base salary for 12 months, (ii) any earned but unpaid bonus for a prior year, (iii) a pro-rated bonus for the year of termination (based on actual performance), (iv) an amount equal to any housing, car and medical expenses for a 12-month period, and (v) an amount of up to SGD 7,000 (equating to $5,172 based on the exchange ratio as of December 31, 2021) for costs incurred for a move from Singapore to a location of his choice.

•	Messrs. Laurensse and Grassotti are also subject to noncompetition and nonsolicitation covenants for a period of 12 months (for Mr. Laurensse) and 24 months (for Mr. Grassotti) after their termination of employment.

In addition, pursuant to our equity award agreements, our named executive officers are entitled to additional vesting of certain of their outstanding equity awards under certain circumstances, as follows:

•	Under our RSU agreements and PRSU agreements, upon a termination of employment by the Company without “cause” or by the participant for “good reason” (each as defined in the relevant award agreement), the participant would receive pro-rata vesting of their outstanding RSU and PRSU awards, and upon their death or disability, the participant would receive full vesting of his unvested RSU and PRSU awards.

•	Under the LTIP PRSU award agreements, upon a termination of a participant’s employment due to death or disability, all outstanding LTIP PRSUs will remain outstanding and eligible to be earned (if not yet earned), and the earned LTIP PRSUs will vest. In addition, if a participant’s employment is terminated without cause or for good reason after January 1, 2023, a pro-rata portion of the LTIP PRSUs that are eligible to be earned during the relevant performance year will vest based on actual performance, and if a participant’s employment terminates due to death or disability at any time, the LTIP PRSUs will remain outstanding and eligible to vest based upon actual performance. Upon a change in control prior to January 1, 2023, all LTIP PRSUs will be forfeited, and upon a change in control after January 1, 2023, the Board will determine the extent to which it believes the performance goal would have been met for the entire year, and this level of achievement will apply to all of the remaining unvested LTIP PRSUs.

•	In addition, upon a participant’s termination of employment by the Company without cause within 24 months after a change in control, all of the participant’s outstanding unvested equity awards issued under our 2019 plan will vest.

The following table describes the potential additional payments and benefits to which the NEOs would be entitled upon termination of their employment under various scenarios under existing plans, agreements and arrangements. The amounts shown are estimates and are based on numerous assumptions, including that employment terminated on December 31, 2021 (i.e., the last business day in 2021 on which our common stock was traded on the NYSE, with a closing price of $37.58 per share).

Name	Benefit Description	Termination without cause by Company or for good reason by executive NOT in connection with a Change in Control ($)	Termination without cause by Company or for good reason by executive in connection with a Change in Control ($)	Termination due to death or disability

Omar Asali	Cash severance	—		—
	Accelerated vesting of equity awards	$5,775,023(1)	$5,775,024(2)	$43,612,718(3)

William Drew	Cash severance	—		—
	Accelerated vesting of equity awards	$1,757,548(1)	$1,757,547(2)	$7,169,249(3)

Michael A. Jones	Cash severance	—		—
	Accelerated vesting of equity awards	$5,987,873(1)	$5,987,873(2)	$16,811,563(3)

Eric Laurensse	Cash severance	$74,757(4)		$74,757(4)
	Accelerated vesting of equity awards	$2,187,234(1)	$2,187,233(2)	$8,110,516(3)

Antonio Grassotti	Cash Severance	$821,204(5)		$821,204(5)
	Accelerated vesting of equity awards	$1,169,097(1)	$1,169,096(2)	$5,133,653(3)

(1)       Represents the value of (i) unvested RSUs that would accelerate on a pro-rata basis based on the number of completed days beginning after the last occurring vesting date and ending on the NEO’s termination date, divided by 365; and (ii)  unvested PRSUs that would accelerate on a pro-rata basis based on the number of completed months beginning after the last occurring vesting date and ending on the NEO’s termination date, divided by 12. All unvested PSUs will be forfeited if the termination occurs prior to January 1, 2023.

(2)       Represents the value of (i) unvested RSUs that would accelerate on a pro-rata basis based on the number of completed days beginning after the last occurring vesting date and ending on the NEO’s termination date, divided by 365; and (ii)  unvested PRSUs that would accelerate on a pro-rata basis based on the number of completed months beginning after the last occurring vesting date and ending on the NEO’s termination date, divided by 12. All unvested PSUs will be forfeited upon a change in control prior to January 1, 2023.

(3)        Represents the value of (i) unvested RSUs and PRSUs that would accelerate and vest in full upon a termination due to death or disability and (ii) unvested PRSUs calculated based on target performance, which would have remained eligible to vest based on actual performance at the end of the applicable measurement periods.

(4)        For Mr. Laurensse, the value represents a payment of three-month base salary in lieu of the three-month notice requirement under his employment agreement.

(5)       For Mr. Grassotti,  the value represents (i) continued payment of his base salary for 12 months in the amount of $397,445, (ii) a pro-rated bonus for the year of termination (based on actual performance) in the amount of $317,956, (iv) an amount equal to any housing, car and medical expenses for a 12-month period, which is estimated to be approximately $100,631, and (v) an amount of up to SGD 7,000 (equating to $5,172 based on the exchange ratio as of December 31, 2021) for costs incurred for a move from Singapore to a location of his choice.

Director Compensation Table

The following table sets forth a summary of the compensation we paid to each non-employee member of our Board for fiscal year 2021. Other than as set forth in the table and described more fully below, we did not pay any compensation to, make any equity awards or non-equity awards to, or pay any other compensation to any of the other non-employee members of our Board in fiscal year 2021. Mr. Asali is the Chairman of our Board who also serves as Chief Executive Officer and therefore does not receive any additional compensation for his service as a director.  Mr. Jones is a member of our Board who is also an NEO and any additional compensation that he received for his services as a director is disclosed in the Summary Compensation Table above.

Name(1)	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Thomas Corley	85,000	100,003	-	185,003
Pamela El	75,000	100,003	-	175,003
Michael Gliedman(4)	-	-	2,702,730	2,702,730
Robert King	95,000	100,003	-	195,003
Steve Kovach	-	175,068	-	175,068
Salil Seshadri	10,000	175,068	-	185,068
Alicia Tranen	-	175,068	-	175,068
Kurt Zumwalt	-	175,068	-	175,068

(1)	The amounts reported in this column represent the aggregate dollar amount of all fees earned or paid in cash to each non-employee director in fiscal year 2021 for their service as a director, including any annual retainer fees, committee and/or chair fees.

(2)	The amounts shown in this column relate to the annual RSU grant made to certain non-employee directors, as further described below under the heading “Director Compensation,” and, with respect to Messrs. Kovach, Seshadri and Zumwalt and Ms. Tranen and Ms. El, also relate to fully vested shares of stock granted in lieu of cash for annual Board retainers, pursuant to their election. For the RSUs, the amounts reported in this column represent the grant date fair value of RSUs calculated in accordance with the provisions of ASC Topic 718.

(3)	Messrs. Corley, King, Kovach, Seshadri and Zumwalt and Ms. El and Tranen each had 4,052 RSUs outstanding as of the end of fiscal year 2021. Mr. Gliedman had 16,062 RSUs; 24,251 PRSUs; and 80,000 LTIP PRSUs outstanding as of the end of fiscal year 2021.

(4)	Mr. Gliedman was appointed as Chief Technology Officer in March of 2020. Following his appointment to this role, Mr. Gliedman no longer receives any compensation for his services as a director. The amount set forth in the “All Other Compensation” column for Mr. Gliedman represents compensation earned as an employee which includes, among other things, his base salary and the value of his equity grants.

Director Compensation

Our non-employee directors receive an annual retainer fee of $75,000 for their board service, which is paid quarterly in arrears and may be taken at the director’s election in the form of stock. Non-employee directors who serve as chairman of a committee of the Board receive an additional $20,000 for their service as chairman on the Audit Committee and an additional $10,000 for their service as chairman on any other committee.

Our non-employee directors are also entitled to an annual equity grant in the amount of approximately $100,000, which is granted on the date of the annual stockholders meeting and vests on the earlier of (i) the first anniversary of the grant date and (ii) the following annual meeting of the stockholders. For 2021, all of our non-employee directors received the annual equity grant.

Executive Officers

The following table sets forth the name, age as of April 12, 2022 and position of the individuals who currently serve as the executive officers of the Company. The following also includes certain information regarding our officers’ individual experience, qualifications, attributes and skills (information for Mr. Asali and Mr. Jones is set forth above under “Proposal No. 1 Election of Directors” and “Directors,” respectively).

Our officers are appointed by the Board and serve at the discretion of the board of directors, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our certificate of incorporation and our bylaws as it deems appropriate. Our certificate of incorporation and our bylaws provide that our officers may consist of a chief executive officer, a president, a chief financial officer, one or more vice presidents, a secretary, a treasurer and such other offices as may be determined by the Board.

Name	Age	Position	Officer Since
Omar M. Asali	51	Chief Executive Officer and Chairman	2019
William Drew	40	Senior Vice President and Chief Financial Officer	2020
Antonio Grassotti	61	Managing Director, APAC	2019
Eric Laurensse	58	Managing Director, Europe	2019
Michael A. Jones	59	Vice Chairman and Managing Director, North America and Director	2019

William Drew, 40, has served as Senior Vice President and Chief Financial Officer of Ranpak since August 2020. Prior to his current role, Mr. Drew held various roles within the Company including, Interim Chief Financial Officer (May 2020), Chief of Staff (September 2019), and Head of Business Development (June 2019). He has also served as Managing Director of One Madison Group since 2017, and was Secretary of the SPAC launched by One Madison Group, One Madison Corp (OMAD) since September 2017. Prior to joining One Madison Group Mr. Drew served as Vice President, Investments of HRG Group where he worked on numerous M&A and capital markets transactions. Prior to joining HRG Group, Mr. Drew was an investment analyst at Harbinger Capital Partners from 2006 through 2012, where he was responsible for long and short portfolio investments across a variety of industries and multiple products and asset classes including equity, debt, and structured products (primarily non-agency RMBS and CDO’s). Mr. Drew began his career as an Investment Banking Analyst in the Media and Telecommunications Group of Deutsche Bank Securities Inc. from 2004 through 2006. Mr. Drew graduated from Georgetown University in 2004 with a BSBA in Finance and a minor in Government.

Antonio Grassotti, 61, has served as Managing Director, Asia-Pacific (“APAC”) since June 2019. He previously served as Managing Director of Ranpak for the regional activities in APAC from 2016 to June 2019. Prior to joining Ranpak, Mr. Grassotti served as Area Business Development Manager for Greatview Aseptic Packaging GmbH from 2010 to 2015. Mr. Grassotti has also worked for multinational corporations such as Alfa Laval AB, Mondi Packaging GmbH and Tetra Pak International SA. Mr. Grassotti received his MSc degree in Mechanical Engineering from The Royal Institute of Technology, Stockholm.

Eric Laurensse, 58, has served as Managing Director, Europe since June 2019. He previously served as Managing Director of Ranpak BV from July 2009 to June 2019. Prior to his tenure at Ranpak BV, Mr. Laurensse was employed by Momentive Performance Materials (formerly GE Silicones) as the Global Marketing Director from 2008 to 2009 and as the Human Resource Director before that. Prior to Momentive’s divestiture, Mr. Laurensse served in a variety of roles at GE Silicones since 1996. Mr. Laurensse received his bachelor’s degree in Business Administration from the HTS Bedrijfskunde in Eindhoven, The Netherlands.

Certain Relationships and Related Person Transactions

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our common stock (“significant stockholders”), or an affiliate or immediate family member thereof (each a “Related Party”), had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Executive Compensation” and “Director Compensation.”

Trent Meyerhoefer, a former executive officer, entered into a separation agreement with Ranpak in 2020 in connection with his termination of service with the Company that provided, among other things, that the Company would continue to pay him a continuation of his base salary for 12 months and a prorated annual bonus for 2020 based on actual performance. See “Executive Compensation” for more details.

Shared Services Agreement

On June 3, 2019, upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 12, 2018, as amended (the “Business Combination”), we entered into a shared services agreement (the “Shared Services Agreement”) with one of our significant stockholders, One Madison Group LLC (the “Sponsor”), pursuant to which the Sponsor may provide or cause to be provided to certain services to us. The Shared Services Agreement provides for a broad array of potential services, including administrative and “back office” or corporate-type services and requires us to indemnify the Sponsor in connection with the services provided by the Sponsor to us. Total fees paid by us under the Shared Services Agreement amounted to approximately $0.4 million and $0.5 million in 2021 and 2020, respectively.

Registration Rights Agreement

As a result of the Business Combination and entered simultaneously with the Shared Service Agreement, we are a party to a registration rights agreement with certain security holders, including Omar Asali (our Chairman and Chief Executive Officer), Bharani Bobba (our Chief Financial Officer until June 3, 2019), William Drew (our Chief Financial Officer since May 15, 2020), Thomas Corley, Michael Jones, Robert King and Salil Seshadri (our directors), and the Sponsor, JS Capital LLC, Soros Capital L.P., BSOF Master Fund L.P. and BSOF Master Fund II L.P. (each, a significant stockholder). The agreement requires us to maintain an effective resale shelf registration statement for the benefit of such security holders until they are permitted by law to freely sell their securities without registration or no longer hold Ranpak securities.

Founder Shares

On June 3, 2019, upon the closing of the Business Combination, the original 11,250,000 Class B ordinary shares issued to the Sponsor and the Anchor Investors (defined below) in private placements prior to our initial public offering converted on a one-for-one basis into 6,663,953 shares of Class A common stock and 731,383 shares of Class C common stock (the “founder shares”). As of the closing of the Business Combination, an aggregate of 2,940,336 founder shares owned by the Sponsor were subject to certain transfer restrictions, including an earnout provision, pursuant to the terms of the certain securities subscription agreement, dated as of July 18, 2017 (the “Securities Subscription Agreement”), as amended on December 1, 2017 and May 13, 2019 (the “Sponsor Earnout Amendment”), by and between the Company and the Sponsor. In addition, on May 13, 2019, the Company and JS Capital LLC (our significant stockholder) entered into an earnout agreement (the “Anchor Earnout Agreement”), pursuant to which JS Capital LLC agreed to an earnout provision with respect to the 3,750,000 founder shares issued to the Anchor Investors. These shares may not be disposed of except in accordance with these restrictions, if still applicable.

In addition, 157,500 shares of Class A common stock held by BSOF Master Fund L.P. and BSOF Master Fund II L.P (our significant holders) will be surrendered for no consideration unless, prior to the fifth anniversary of the

Business Combination, either (A) the closing price of our Class A common stock equals or exceeds $12.25 per share (in each case as adjusted for share splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period or (B) the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all ordinary stockholders having the right to exchange their common stock for consideration in cash, securities or other property which equals or exceeds $12.25 per share (in each case as adjusted for share splits, dividends, reorganizations, recapitalizations and the like). In the first quarter of 2021, our stock performed above these thresholds and exceeded the necessary durations where the applicable shares are no longer subject to these surrender conditions.

Forward Purchase Agreements

We entered into forward purchase agreements (as amended, the “Forward Purchase Agreements”) in connection with our initial public offering pursuant to which certain accredited investors (the “Anchor Investors”), including JS Capital, LLC (our significant stockholder), Soros Capital LP (our significant stockholder), Omar Asali (our Chairman and Chief Executive Officer), William Drew (our Chief Financial Officer) and Salil Seshadri (our director), agreed to purchase an aggregate of 15,000,000 Class A shares and Class C shares, plus 5,000,000 redeemable warrants, for a purchase price of $10.00 per Class A share or Class C share, as applicable, or $150,000,000 in the aggregate, in a private placement that closed concurrently with the closing of the Business Combination.

Securities Subscription Agreements and Earnout

Pursuant to the Securities Subscription Agreement, as amended (the “Securities Subscription Agreement”), certain stockholders, including JS Capital, LLC (our significant stockholder), Omar Asali (our Chairman and Chief Executive Officer), William Drew (our Chief Financial Officer) and Salil Seshadri (our director) agreed to purchase more shares of the Company. They may also be required to surrender to the Company their founder shares if the closing price of the Class A common stock (or any successor class of listed common shares) equals or exceeds $12.50 per share (as adjusted for share splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period or we complete a liquidation, merger, share exchange or other similar transaction that results in all of our common stockholders having the right to exchange their common equity for consideration in cash, securities or other property which equals or exceeds $12.50 per share (as adjusted for share splits, dividends, reorganizations, recapitalizations and the like) in the ten year period following the consummation of the Business Combination (the “Earnout”). In the first quarter of 2021, our stock performed above these thresholds and exceeded the necessary durations where the applicable shares are no longer subject to these surrender conditions.

Reallocation Agreement

On November 12, 2018, we entered into a reallocation agreement with certain investors, including JS Capital, LLC (our significant stockholder), Soros Capital LP (our significant stockholder), Omar Asali (our Chairman and Chief Executive Officer), William Drew (our Chief Financial Officer) and Salil Seshadri (our director), who provided equity financing for the Business Combination under the Forward Purchase Agreements and the Securities Subscription Agreements, pursuant to which the shares subject to the Anchor Earnout Agreement and the rights to acquire 5,000,000 warrants to purchase Class A shares arising under the Forward Purchase Agreements were reallocated among all equity financing investors pro rata based on the aggregate amount of equity financing provided by such equity financing investors under the Forward Purchase Agreements and the Securities Subscription Agreements.

2020 Warrant Exchange

On August 6, 2020 we commenced (i) an offer to each holder of our outstanding public warrants, forward purchase warrants and private placement warrants (collectively, the “Warrants”) to purchase shares of Class A common stock and (ii) the solicitation of consents from warrant holders to amend an existing January 2018 Warrant Agreement which governed the Warrants. Warrant holders include certain investors, including Arrowmark Colorado Holdings LLC (our significant stockholder), Blackstone Group Inc. (our significant stockholder), JS Capital, LLC (our significant stockholder), Soros Capital LP (our significant stockholder), Omar Asali (our Chairman and Chief Executive Officer), William Drew (our Chief Financial Officer) and Salil Seshadri (our director). They and all Warrant holders exchanged each of their Warrants for Class A common stock; no Warrants remain outstanding.

Connecticut Facility Lease Agreement

On October 21, 2021, we entered into a lease agreement for Ranpak’s new Automation facility in Connecticut, for which Jones Lang LaSalle Incorporated (“JLL”) acted as real estate broker. JLL’s brokerage fees earned in the transaction were approximately $500,000. The brother-in-law of William Drew, our Chief Financial Officer, is an Executive Managing Director for JLL and was a member of the team that advised the Company on the transaction.

Related Person Transactions Procedures

Directors and officers inform the Company of any transactions that involve Related Parties, which are subject to review by the Audit Committee.

In addition, our written Code of Business Conduct and Ethics for directors, officers and employees contains written conflict of interest policies that are designed to prevent each director and executive officer from engaging in any transaction that could be deemed a conflict of interest. Each director and executive officer must promptly notify the Secretary of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, and the Secretary shall notify the Nominating, Environmental, Social & Governance committee of the Board of Directors of any such disclosure.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information relating to the beneficial ownership of our common stock as of March 30, 2022, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors, nominees and named executive officers; and

•	all directors and executive officers as a group.

A person is a “beneficial owner” of a security if that person has or shares voting or investment power over the security or if that person has the right to acquire sole or shared voting or investment power over the security within 60 days. Unless otherwise noted, these persons, to our knowledge, have sole voting and investment power over the shares listed. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 30, 2022.

The percentage of shares beneficially owned is computed on the basis of 81,927,337 shares of our common stock outstanding as of March 30, 2022 including 32,954 RSUs held by directors which will vest within 60 days. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Ranpak Holdings Corp., 7990 Auburn Road, Concord Township, Ohio 44077.

	Shares of Common Stock Beneficially Owned
Name of beneficial owner	Number of Securities Beneficially Owned (1)	Percentage (2)
5% Stockholder
JS Capital, LLC (3)	30,530,897	37.3%
Soros Capital LLC (4)	4,630,292	5.6%

Directors and Executive Officers
Omar M. Asali (5)	4,004,556	4.9%
Salil Seshadri	528,194	0.6%
William Drew	350,686	0.4%
Thomas F. Corley	81,756	0.1%
Michael A. Jones	131,691	0.2%
Robert C. King	87,657	0.1%
Antonio Grassotti	26,275	0.0%
Eric Laurensse	18,188	0.0%
Michael S. Gliedman	42,796	0.1%
Steve A. Kovach	37,346	0.0%
Alicia M. Tranen	46,986	0.1%
Kurt Zumwalt	21,223	0.0%
Pamela El	5,469	0.0%
All directors, nominees and executive officers as a group (13 persons)	5,382,823	6.6%

To our knowledge, except as noted above, no person or entity is the beneficial owner of more than 5% of the voting power of the Company’s stock.

*	Less than 1% of shares outstanding

(1) The amounts reported include the following number of RSUs which will vest within 60 days of March 30, 2022: 4,052 each for Messrs. Corley and King and 4,970 for Messrs. Kovach, Seshadri, and Zumwalt and Ms. El and Tranen, respectively.

(2)	Applicable percentage ownership is based on 81,927,337 shares of common stock outstanding on March 30, 2022 and includes 32,954 RSUs held by directors which will vest within 60 days. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding all shares of common stock subject to options, warrants, rights or conversion privileges held by that person that are currently exercisable or exercisable within 60 days of March 30, 2022. Under Rule 13d-3 of the SEC, certain shares of common stock may be deemed to be beneficially owned by more than one person (if, for example, a person shares the power to vote or the power to dispose of the Common Shares.)

(3)	Includes 30,530,897 Class A shares. According to a Form 4 filed with the SEC on December 27, 2021, the shares are held for the account of JS Capital LLC, a Delaware limited liability company. JS Capital Management LLC is the sole managing member of JS Capital LLC. Jonathan Soros is the sole managing member of JS Capital Management LLC. JS Capital LLC’s business address is 888 Seventh Avenue, Floor 40, New York, NY 10106

(4)	As of March 30, 2022, Soros Capital LLC beneficially owns 5.6% or 4,630,292 shares of Class A Common Stock. Soros Capital LLC includes Soros Capital LP, Soros Capital GP LLC, Soros Capital HoldCo LLC, Soros Capital Management LLC and Robert Soros (“Soros Capital”). Soros Capital is located at 250 West 55th Street, New York, NY 10019.

(5)	Mr. Asali directly holds 1,984,437 shares of common stock. Total shares included 686,440 shares of Class A common stock held in trusts for which Mr. Asali’s children are the beneficiaries and in respect of which Mr. Asali may be deemed to have beneficial ownership. Mr. Asali is the manager of OM Group LLC and may be deemed to beneficially own 4,290 shares of class A common stock held by OM Group LLC, and ultimately exercises sole voting and dispositive power over such shares. Mr. Asali disclaims beneficial ownership of Class A common stock held by OM Group LLC except to the extent of his pecuniary interest therein. Mr. Asali also controls Vivoli Holdings. Mr. Asali may be deemed to beneficially own the 1,333,679 Class A shares held by Vivoli Holdings, and ultimately exercises sole voting and dispositive power over such shares. Mr. Asali disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during fiscal year 2021 except for one Form 4 for each of Messrs. Seshadri, Kovach, Zumwalt and Ms. Tranen reporting their receipt of quarterly board fees in shares, that was inadvertently filed one day late due to a clerical error.

Information About the Proxy Process and Voting

Why am I receiving these materials?

We have made a Notice of Internet Availability that contains instructions on accessing this Proxy Statement and Proxy Card available to you or have delivered printed proxy materials to you because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the virtual Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the virtual Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the Proxy Card, or follow the instructions below to submit your proxy on the internet.

This Proxy Statement, the Notice of Internet Availability, the Notice of Annual Meeting and the accompanying Proxy Card were first made available for access by our stockholders on or about April 12, 2022 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

The outstanding voting securities of Ranpak are shares of Class A common stock, $0.001 par value per share (the “Class A common stock”), and Class B common stock, $0.001 par value per share (the “Class B common stock” and, together with the Class A common stock, the “common stock”). There were 79,006,238 shares of Class A common stock and no shares of Class B common stock outstanding as of March 30, 2022. There were also 2,921,099 non-voting shares of Class C common stock as of March 30, 2022. Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record as of March 30, 2022, you may vote online during the virtual Annual Meeting. Alternatively, you may vote by proxy by using the accompanying Proxy Card, over the internet. Whether or not you plan to attend online the virtual Annual Meeting, we encourage you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote. In such case, your previously submitted proxy will be disregarded.

•	To vote at the virtual Annual meeting, you will need the 16-digit control number included on your proxy card or voting instruction form. The meeting webcast will begin promptly at 10:00 a.m., Eastern time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m. Eastern time, and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the phone number displayed on the Virtual Meeting website on the meeting date.

•	To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares in accordance with the Proxy Card.

•	To vote by proxy over the internet before the Annual Meeting, follow the instructions as directed on the enclosed proxy card or on the Notice of Internet Availability.

•	To vote by telephone, you may vote by proxy by calling the toll free number found on the enclosed proxy card or on the Notice of Internet Availability.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.

If you are a beneficial owner as described above, you should have received a voting instruction form from the brokerage firm, bank, dealer or other similar organization that holds your shares. Follow the instructions they provide to ensure that your vote is counted.

We provide internet proxy voting to allow you to vote your shares online before the Annual Meeting, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

What votes are required to approve the proposals?

•	With respect to Proposal No. 1, directors are elected by a plurality of the votes cast. “Withhold” votes have no effect. There is no ability to “abstain.”

•	With respect to Proposal No. 2 and No. 3, the affirmative vote of the majority of votes cast is required for approval. Abstentions will have no effect on the results.

•	With respect to Proposal No. 4, the option for which the greatest number of votes is cast will be deemed to be the frequency preferred by the stockholders. Abstentions will have no effect on the results.

What are “broker non-votes”?

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items.  Only Proposal No. 2, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, is considered “routine” under applicable rules.

In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as “broker non-votes” with respect to that proposal. Broker non-votes have no effect on whether a Proposal is approved.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the four nominees for director, “For” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm., “For” the approval of the non-binding advisory resolution to approve the compensation of our named executive officers and “Every Year” for the frequency of advisory votes on executive compensation. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares in his or her discretion.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to our Investor Relations Department, at 440-354-4445, ir@ranpak.com or at 7990 Auburn Road, Concord Township, OH 44077.

•	You may attend the virtual Annual Meeting through online presence and vote online. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 13, 2022 to Sara Horvath, Secretary at Ranpak, 7990 Auburn Road, Concord Township, Ohio 44077. Pursuant to our bylaws, in order for a stockholder to present a proposal at the annual meeting, other than proposals to be included in the proxy statement as described above, or to nominate a director, you must give timely notice thereof in writing to the Secretary, which must be received between December 26, 2022 and January 25, 2023; provided that if the date of that annual meeting is more than 30 days before or after May 25, 2023, notice must be received no earlier than 120 days prior to such annual meeting and no later than the 70th day prior to the annual meeting date or the 10th day following the day on which public announcement of the 2023 annual meeting date is first made by the Company. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present online at the virtual Annual Meeting or represented by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present online or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting.

Who can help answer my questions?

 If you have questions about the Proposals or if you need additional copies of the proxy materials you should contact our Investor Relations department at ir@ranpak.com or at 440-354-4445 or at 7990 Auburn Road, Concord Township, OH 44077.

To obtain timely delivery, our stockholders must request the materials on or before May 11, 2022 to facilitate timely delivery.

Who will solicit and pay the cost of soliciting proxies?

Ranpak will pay the cost of soliciting proxies for the general meeting. Ranpak will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of ordinary shares and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, mail, on the Internet or at the Annual Meeting. They will not be paid any additional amounts for soliciting proxies. In addition, we have retained D.F. King & Co. to act as proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay $12,500 plus reasonable out-of-pocket expenses, for proxy solicitation services.

Attending the 2022 Annual Meeting

The Board has determined to hold a virtual annual meeting in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost.

How do I attend the Annual Meeting?

You may attend the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/PACK2022. Stockholders will need the 16-digit control number provided on their proxy card, voting instruction form or notice. We suggest you log in at least 15 minutes before the start of the meeting.

Can I ask questions at the Annual Meeting? Stockholders as of our record date will have an opportunity to submit questions live via the Internet during the meeting.

How to Participate in the Annual Meeting

Online:

1. Visit www.virtualshareholdermeeting.com/PACK2022; and

2. Enter the 16 digit control number included on your Notice Regarding the Availability of Proxy Materials (“Notice”), on your proxy card (if you received a printed copy of the proxy materials), or on the instructions that accompanied your proxy materials.

You may begin to log into the meeting platform beginning at 9:45 a.m. Eastern Time on May 25, 2022. The meeting will begin promptly at 10:00 a.m. Eastern Time.

Additional Information

Electronic Availability of Proxy Materials for the Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for Stockholder Meeting to be Held on May 25, 2022: This Proxy Statement and the Company’s Annual Report on Form 10-K for fiscal year 2021 are available electronically at www.proxyvote.com.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Ranpak stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker or (2) direct your written request to our Investor Relations Department at ir@ranpak.com, 440-354-4445 or at 7990 Auburn Road, Concord Township, OH 44077.

Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written request to the address above, a separate copy of the Form 10-K, Proxy Statement and Proxy Card or Notice of Internet Availability of Proxy Material to a stockholder at a shared address to which a single copy of the documents was delivered.

Note About Our Website

Web links to our website throughout this document are provided for convenience only. Please note that information on or accessible through our website is not part of, or incorporated by reference into, this Proxy Statement.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in the discretion of the proxy holder.

We have filed our Annual Report on Form 10-K for fiscal year 2021 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a Ranpak stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to our Investor Relations department at ir@ranpak.com, 440-354-4445 or 7990 Auburn Road, Concord Township, OH 44077.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D75915 - P70231 1. Company Proposal - Election of Directors ! ! ! Nominees: 1) Omar Asali 2) Pamela El 3) Salil Seshadri 4) Kurt Zumwalt For Withhold For All A ll Al l Except The Board of Directors recommends you vote FOR proposals 2 and 3: For 2. Company Proposal - Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending ! Against ! Abstain ! 3. Company Proposal - Approval of a non - binding advisory resolution approving the compensation of named executive officers. ! ! ! The Board of Directors recommends you vote 1 YEAR for proposal 4: 1 Year 2 Years 3 Years Abstain 4. Company Proposal - Approval of a non - binding advisory resolution approving the frequency of future advisory votes on the compensation of named executive officers. ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below . December 31, 2022. NOTE : In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof . You may attend the meeting and vote during the meeting when the polls are open via the Internet . We recommend, however, that you vote before the meeting even if you plan to participate in the meeting, since you can change your vote during the meeting by voting when the polls are open . Have the information that is printed in the box marked by the arrow and follow instructions . RANPAK HOLDINGS CORP. The Board of Directors recommends you vote FOR each of the following nominees: Please sign exactly as your name(s) appear(s) hereon . When signing as attorney, executor, administrator, or other fiduciary, please give full title as such . Joint owners should each sign personally . All holders must sign . If a corporation or partnership, please sign in full corporate or partnership name by authorized officer . SCAN TO VIEW MATERIALS & VOTE w RANPAK HOLDINGS CORP. 7990 AUBURN ROAD CONCORD TOWNSHIP, OHIO 44077 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11 : 59 P . M . Eastern Time on May 24 , 2022 . Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form . During The Meeting - Go to www.virtualshareholdermeeting.com/PACK2022 You may attend the meeting via the Internet and vote during the meeting . Have the information that is printed in the box marked by the arrow available and follow the instructions . VOTE BY PHONE - 1 - 800 - 690 - 6903 Use any touch - tone telephone to transmit your voting instructions up until 11 : 59 P . M . Eastern Time on May 24 , 2022 . Have your proxy card in hand when you call and then follow the instructions . VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage - paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 .

D75916 - P70231 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Proxy Statement ar e available at www.proxyvote.com. RANPAK HOLDINGS CORP. Annual Meeting of Shareholders May 25, 2022 10:00 AM EDT This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Omar Asali, William Drew and Sara Horvath, or each of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of RANPAK HOLDINGS CORP . that the shareholder(s) are entitled to vote at the Annual Meeting of Shareholders to be held at 10 : 00 AM EDT on May 25 , 2022 , via a live webcast at www . virtualshareholdermeeting . com/PACK 2022 , and any adjournment or postponement thereof . This proxy, when properly executed, will be voted in the manner directed herein . If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations . Continued and to be signed on reverse side